Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

LCC INTERNATIONAL, INC.,

a Delaware corporation

and

WIRELESS FACILITIES, INC.,

a Delaware corporation

dated as of May 29, 2007

i

EXHIBITS & SCHEDULES

Exhibits:

Exhibit A	Form of Legal Opinion of Seller’s Counsel
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Employment Offer Letter
Exhibit F	Form of General Assignment and Bill of Sale
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Assignment of Intellectual Property
Exhibit I	Form of Employee Leasing Agreement
Exhibit J	Promissory Note
Exhibit K	Subordination Agreement

Schedules:

Seller Disclosure Schedule
Schedule 2.1.1	Customer Agreements
Schedule 2.1.2	Subcontractor Agreements
Schedule 2.1.3	Transferred Unbilled Accounts Receivable
Schedule 2.1.4	Property and Equipment
Schedule 2.1.6	Transferred Personal Property Leases
Schedule 2.1.7	Owned and Leased Vehicles
Schedule 2.1.8	Transferred Intellectual Property
Schedule 2.1.9	Deposits and Advances
Schedule 2.1.10	Transferred Licenses
Schedule 2.1.12	Books and Records
Schedule 2.2.5	Insurance Policies
Schedule 2.2.12	Dual-Use Contracts
Schedule 2.3.4	Assumed Liabilities
Schedule 4.11	Transferred Agreements
Schedule 4.13	Seller Benefit Plans
Schedule 4.14.1	Employees and Contractors
Schedule 4.14.2	Compensation
Schedule 4.15	Intellectual Property
Schedule 4.16	Affiliate Transactions
Schedule 4.17	Large Customers
Schedule 4.17.1	Customers
Schedule 4.17.2	Suppliers
Schedule 4.18	Environmental Liability
Schedule 4.20	Insurance
Schedule 6.1.7	Increases in Employee Compensation
Schedule 6.1.8	Increases in Employee Benefits

Schedule 6.1.10	Employment Agreement Changes
Schedule 6.5.1	Business Employees; Business Contractors
Schedule 6.12	Trademarks; Tradenames
Schedule 8.1.11	Employment Offer Letters
Schedule 8.1.12	Assignment Consents
Schedule 8.1.13	Customer Certification
Schedule 8.1.14	Subcontracting Agreements; Related Documents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 29, 2007, is made and entered into by and between WIRELESS FACILITIES, INC., a Delaware corporation (“Seller”) and LCC INTERNATIONAL, INC., a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser and Purchaser proposes to buy from Seller all of the assets used in the conduct and operation of Seller’s Wireless Network Services business segment that provides the following services to the non-government wireless communications industry in the United States: (1) technical and business consulting services for all wireless networks (including, without limitation, with respect to all available wireless technologies such as WiMax, HSDPA, EV-DO and 4G technologies) including technology assessment, market analysis and business plan development; (2) network design and optimization services including, without limitation (a) radio frequency, fixed network and IP/core network engineering services to determine the optimal design, configuration and performance of wireless networks including, without limitation, wireless backhaul; (b) engineering and support services related to spectrum relocation, including (i) point-to-point and point-to-multipoint line-of-sight microwave services, (ii) identification of existing microwave or other frequency uses, (iii) relocation negotiations with incumbent users, (iv) management and tracking of relocation status and progress and (v) documentation of final decommissioning and replacement of the incumbent users’ facilities; and (c) fixed network engineering services, including specifying, provisioning and implementing fixed network facilities; and (3) network management and optimization services, including post-deployment radio frequency, fixed network, backhaul and core network optimization services (collectively, the “Business”);

WHEREAS, concurrent with the Closing of the transactions contemplated by this Agreement and pursuant to the terms hereunder, among other things, (1) Purchaser and Seller will enter into the Transition Services Agreement and the Employee Leasing Agreement, (2) certain Employees shall have accepted Employment Offer Letters with Purchaser and (3) Purchaser will deliver the Note to Seller; and

WHEREAS, the Board of Directors of Purchaser and the Board of Directors of Seller have each determined that the sale of the Business to Purchaser is in the best interests of their respective equityholders and have agreed to effect the transactions provided for herein upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1           Definitions.  The following terms, as used herein, have the following meanings:

“2005 10-K” shall mean Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC.

“2006 EBITDA” shall mean the EBIDTA of the Business as of December 31, 2006, based on the Unaudited 2006 Statements.

“2006 EBITDA Calculation” has the meaning specified in Section 3.2.1(b).

“2006 EBITDA Deficiency” shall mean the amount, if any, by which the 2006 EBITDA Calculation is less than Five Million Dollars ($5,000,000).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning specified in the introductory paragraph above.

“Allocation” has the meaning specified in Section 3.7.

“Allocation Resolution Firm” has the meaning specified in Section 3.7.

“Alternative Proposal” has the meaning specified in Section 6.8.

“Assignment and Assumption” has the meaning specified in Section 9.2.2.

“Assignment Consent” has the meaning specified in Section 6.4.1.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Basket Amount” has the meaning specified in Section 11.7.

“Books and Records” has the meaning specified in Section 2.1.12.

“Budget Estimate” has the meaning specified in Section 3.6.1.

“Business” has the meaning set forth in the Recitals above.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in the City of San Diego, CA.

“Business Employees” means Seller’s employees who are directly involved in the conduct of the Business.

“Carve-Out Audit” has the meaning specified in Section 3.6.1.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 9.1.

“Closing Date” has the meaning specified in Section 9.1.

“Closing Date Balance Sheet” means the unaudited carve-out balance sheet of the Business on a stand-alone basis as of May 25, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, commitment, arrangement, lease, license agreement, insurance policy, or other instrument by which a Person’s assets, business, or operations may be bound or affected, or under which such Person or its assets, business, or operations receives benefits.

“Contractors” has the meaning specified in Section 4.14.1.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customer Agreements” means those contracts listed on Schedule 2.1.1.

“Customer Certification” has the meaning specified in Section 8.1.13.

“Damages” means all assessments, losses, damages, Liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including interest, penalties, court costs, attorney’s fees and expenses, net of all amounts recovered or recoverable pursuant to applicable insurance policies.

“Deposits and Advances” has the meaning specified in Section 2.1.9.

“Disputed Amount” has the meaning specified in Section 3.2.1(b).

“Dual-Use Contracts” means the Contracts of the Business that relate to the operations of Seller’s Wireless Networks Services Business, including services not solely related to the Business, as listed on Schedule 2.2.12.

“EBITDA” means net income plus interest expense, income tax expense, depreciation expense and amortization expense, and stock based compensation expense, less interest income and income tax credits, all of the foregoing determined in accordance with GAAP. EBITDA shall not include any allocation of corporate overhead costs.

“EBITDA Resolution Period” has the meaning specified in Section 3.2.2(b).

“Employee Benefit Plan” means with respect to any Person (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each severance, health, vacation, summer hours, supplemental unemployment, hospitalization insurance, medical and dental benefit plan, program agreement or arrangement; and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employee Leasing Agreement” means that certain Employee Leasing Agreement by and between the Parties, dated as of the Closing Date, and in substantially the form attached hereto as Exhibit I.

“Employment Offer Letters” has the meaning specified in Section 8.1.11.

“ENS Segment” has the meaning specified in Section 2.2.11.

“Environmental Laws” mean all applicable local, state and federal Laws relating to protection of the environment, pollution control, product registration or Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means the escrow agent mutually agreed by the Parties under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement by and among the Parties and the Escrow Agent, to be executed in accordance with the terms of Section 11.9.5, and in substantially the form attached hereto as Exhibit C.

“Escrow Amount” has the meaning specified in Section 11.9.5.

“Escrow Release Date” has the meaning specified in Section 11.9.5.

“Estimate Resolution Period” has the meaning specified in Section 3.2.1.

“Estimated Retained Working Capital Calculation” has the meaning specified in Section 3.2.1.

“Exchange Act” has the meaning specified in Section 4.3.

“Excluded Liability” has the meaning specified in Section 2.4.

“Final 2006 EBITDA Calculation” has the meaning specified in Section 3.2.2(b).

“Final 2006 EBITDA” shall mean the EBIDTA of the Business as of December 31, 2006, based on the audited carve-out financial statements as of December 31, 2006 prepared in connection with the Carve-Out Audit.

“Final 2006 EBITDA Deficiency” shall mean the amount, if any, by which the Final 2006 EBITDA Calculation is less than Five Million Dollars ($5,000,000).

“Forms 8594” has the meaning specified in Section 3.7.

“FIRPTA Certificate” has the meaning specified in Section 8.1.8.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Grant Thornton” has the meaning specified in Section 3.6.1.

“GNS Segment” has the meaning specified in Section 2.2.11.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, use, handling, transport, transfer, release, discharge, spillage, seepage, filtration or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnified Taxes” has the meaning specified in Section 11.1.5.

“Indemnifying Party” has the meaning specified in Section 11.3.

“Intellectual Property” means all of the following in any country: (a) all issued patents and pending patent applications (including without limitation utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof; (b) all trade secret rights, proprietary processes, formulae and other know-how rights (whether at Law, in equity or otherwise); (c) all copyrights (whether registered or not), applications therefore, moral rights and other rights associated with original works of authorship (whether by statute, common Law or otherwise); (d) all trademarks (whether registered or not), service marks (whether registered or not), tradenames, brand names, trade dress, slogans, logos, Internet domain names, applications for any of the foregoing, and all goodwill associated with any of the foregoing; (e) all Software, computer systems, content and databases (including CD-ROMs); and (f) the right (whether at Law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

“Interim Objection Amount” has the meaning specified in Section 3.2.1(a)(ii).

“Interim Period” has the meaning specified in Section 3.2.1(a)(ii).

“Key Employees” means those Business Employees listed on Schedule 8.1.11.

“Knowledge” of Seller means the actual knowledge, after reasonable inquiry, of Eric DeMarco, Deanna Lund, James Edwards, Laura Siegal, Dee Alipanah, Hemant Nadgir, Angela Chow and Ally Adnan.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion, or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, issued, published, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Opinion” has the meaning specified in Section 8.1.5.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means all notifications, licenses (excluding licenses to use Intellectual Property), permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means with respect to a Person any event, change, violation, inaccuracy, circumstance, occurrence, state of facts or effect that has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets (including intangible assets), Liabilities, properties, financial condition or results of operations of such Person, taken as a whole, or (b) such Peron’s ability to timely consummate the transactions contemplated by this Agreement, provided, however, in determining whether a material adverse effect has occurred or exists, there shall be excluded any effect, condition, event, change or occurrence impacting such Person to the extent caused by: (i) any change in condition in (or affecting) the industry, national or local economy or financial markets in any country in which such Person or any of its Subsidiaries has material operations or sales (so long as such Person is not disproportionately affected thereby); (ii) with respect to Seller, the taking of any action by Purchaser or any action approved or consented to by Purchaser; (iii) any act of terrorism or war, or any armed hostilities, anywhere in the world and any natural or man-made disaster; (iv) any disruption of a material contractor, customer, supplier or other similar relationships or other events or circumstances resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby; (v) any matter referred to in the Seller Disclosure Schedule; (vi) any material changes in accounting requirements or principles or any material changes in applicable laws or interpretations thereof; and (vii) any failure by the Business to meet any internal or other estimates, predictions, projections or forecasts of revenue, net income or other measure of financial performance; provided that the exception in this clause (vii) shall not apply to the facts and circumstances underlying any such failure to the extent such facts and circumstances are not otherwise excluded pursuant to the preceding clauses (i) through (vi).

“Material Permits” has the meaning specified in Section 4.19.

“NDA” has the meaning specified in Section 6.11.

“Net Payment Amount” has the meaning specified in Section 3.6.3.

“NGM” has the meaning specified in Section 4.3.

“Note” has the meaning specified in Section 3.1.1.

“Owned and Leased Vehicles” has the meaning specified in Section 2.1.7.

“Party/Parties” has the meaning specified in the introductory paragraph above.

“Permits” has the meaning specified in Section 4.19.

“Permitted Liens” shall mean (a) Liens for Taxes which are not then delinquent or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP are reflected on the books of the Business; (b) pledges or deposits of money securing statutory obligations of the Business under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Business is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’, vendors’ or similar Liens arising in the ordinary course of business; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business so long as such Liens attach only to inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Business is a party; and (g) with respect to any Intellectual Property, all Liens (other than Liens evidencing or securing financial obligations) of any kind evidenced by the documents or other instruments pursuant to which Seller or its Subsidiaries acquired such Intellectual Property, provided, however, that no such Lien or Liens, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Business taken as a whole or to materially impair the ability of the Business to use such assets.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Pre-Closing Claims” has the meaning specified in Section 2.3.1.

“Property and Equipment” has the meaning specified in Section 2.1.4.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchaser” has the meaning specified in the introductory paragraph above.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement, including, without limitation, the Note and the Subordination Agreement.

“Purchaser Indemnified Parties” means Purchaser and each of its Affiliates, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser’s Allocation” has the meaning specified in Section 3.7.

“Purchaser’s EBITDA Objection” has the meaning specified in Section 3.2.2(b).

“Purchaser’s Estimate EBITDA Objection” has the meaning specified in Section 3.2.1(b).

“Purchaser’s Estimate Objection” has the meaning specified in Section 3.2.1.

“Purchaser’s Interim Estimate Objection” has the meaning specified in Section 3.2.1(a)(ii).

“Purchaser’s Objection” has the meaning specified in Section 3.2.2.

“Purchaser Subcontracting Agreement” has the meaning specified in Section 6.4.2.

“Refund Amount” has the meaning specified in Section 3.6.2.

“Related Documents” has the meaning specified in Section 6.4.2.

“Representatives” has the meaning specified in Section 6.8.

“Required Post-Closing Financial Statements” has the meaning specified in Section 6.15.

“Resolution Firm” has the meaning specified in Section 3.2.2.

“Resolution Period” has the meaning specified in Section 3.2.2.

“Retained Accounts Receivable” has the meaning specified in Section 2.2.15.

“Retained Assets” has the meaning specified in Section 2.2.

“Retained Working Capital” shall mean billed and unbilled receivables, net of related allowance for doubtful accounts and reserves less the sum of accounts payable plus accrued expenses, all the foregoing determined in accordance with GAAP; provided, however, that (i) the Transferred Unbilled Accounts Receivable (ii), the Assumed Liabilities referenced in Section 2.1.3 and on Schedule 2.3.4 and (iii) the Deposits and Advances shall be disregarded in calculating the Retained Working Capital.

“Retained Working Capital Calculation” has the meaning specified in Section 3.2.2.

“Returns” has the meaning specified in Section 4.12.1.

“Schedules” means the Seller Disclosure Schedule and all other schedules delivered pursuant to this Agreement.

“SEC” has the meaning specified in Section 6.13.2.

“Seller” has the meaning specified in the introductory paragraph above.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, including, without limitation, the Note and the Subordination Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by Seller or to which Seller makes or has made, or has or has had an obligation to make, contributions at any time.

“Seller Disclosure Schedule” has the meaning specified in Article 4.

“Seller Indemnified Parties” means Seller and each of its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned or licensed by Seller and currently used by Seller in the conduct of the Business.

“Seller Subcontracting Agreement” has the meaning specified in Section 6.4.2.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Subcontracting Agreements” has the meaning specified in Section 6.4.2.

“Subcontractor Agreements” means those agreements with subcontractors listed on Schedule 2.1.2.

“Subordination Agreement” has the meaning specified in Section 8.1.17.

“Subsequent Purchaser” has the meaning specified in Section 3.6.3.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which Seller may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement (including any schedules or other attachments) actually filed or required to be filed with any Governmental Entity with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning specified in Section 10.1.5.

“Transaction Documents” means this Agreement, the Seller Ancillary Documents and the Purchaser Ancillary Documents.

“Transferred Agreements” means the Customer Agreements, Subcontractor Agreements, the Transferred Leases, the Transferred Intellectual Property Agreements, the Transferred Licenses and any other Contracts included in the Transferred Assets.

“Transferred Assets” has the meaning specified in Section 2.l.

“Transferred Employees” means those employees, consultants and independent contractors of the Business listed on Schedule 6.5.1 to whom Purchaser extends an offer of employment or services as a consultant or independent contractor in accordance with this Agreement and who accept such offer of employment and become employees of Purchaser.

“Transferred Intellectual Property” has the meaning specified in Section 2.1.8.

“Transferred Intellectual Property Agreements” means all material Contracts with respect to Seller Intellectual Property that are included in the Transferred Assets.

“Transferred Leases” means the Transferred Personal Property Leases.

“Transferred Licenses” has the meaning specified in Section 2.1.10.

“Transferred Personal Property Leases” has the meaning specified in Section 2.1.6.

“Transferred Unbilled Accounts Receivable” has the meaning specified in Section 2.1.3.

“Transition Services Agreement” has the meaning specified in Section 8.1.6.

“Unaudited 2006 Balance Sheet” has the meaning specified in Section 4.5.1.

“Unaudited 2006 Statements” has the meaning specified in Section 4.5.1.

“Unaudited Interim Balance Sheet” has the meaning specified in Section 4.5.1.

“Unaudited Interim Statements” has the meaning specified in Section 4.5.1.

“Unaudited March Balance Sheet” has the meaning specified in Section 4.5.2.

“Unaudited March Statements” has the meaning specified in Section 4.5.2.

“Unaudited Statements” has the meaning specified in Section 4.5.1.

“WARN Act” means the Worker Readjustment and Notification Act (29 USC § 2101).

1.2           Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE

2.1           Acquisition.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will acquire from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, goodwill and rights of Seller directly used in the conduct of the Business as of the

Closing Date (other than the Retained Assets) (the “Transferred Assets”), free and clear of all Liens except for Permitted Liens and the Assumed Liabilities, including, but not limited to, the following:

2.1.1           all Contracts with customers of the Business listed on Schedule 2.1.1 (the “Customer Agreements”);

2.1.2           all Contracts with subcontractors of the Business listed on Schedule 2.1.2 (the “Subcontractor Agreements”);

2.1.3           all unbilled accounts receivable of the Business which are not billable as of the Closing Date due to billing milestone achievement not being met under the related customer contract as of the Closing Date, including those listed on Schedule 2.1.3 (the “Transferred Unbilled Accounts Receivable”);

2.1.4           the furniture, fixtures, equipment, supplies and other personal property used directly by Seller in the conduct of the Business listed on Schedule 2.1.4 (the “Property and Equipment”);

2.1.5           the Dual-Use Contracts listed as items 4, 6, 7 and 8 of Schedule 2.2.12 and the Related Documents listed on Schedule 8.1.14(iii);

2.1.6           all rights in, to and under leases for personal property used directly in the conduct of the Business listed on Schedule 2.1.6 (the “Transferred Personal Property Leases”);

2.1.7           all vehicles owned by Seller and used directly in the conduct of the Business and all rights in, to and under leases for all leased vehicles used directly by Seller in the conduct of the Business, both as listed on Schedule 2.1.7 (collectively, the “Owned and Leased Vehicles”);

2.1.8           all Seller Intellectual Property listed on Schedule 2.1.8 (the “Transferred Intellectual Property”);

2.1.9           all performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges directly relating to the Business listed on Schedule 2.1.9 (the “Deposits and Advances”);

2.1.10         all Licenses held by Seller and used directly in the conduct of the Business listed on Schedule 2.1.10 (the “Transferred Licenses”);

2.1.11         all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business other than such rights, claims, credits, causes of action or rights of set-off against third parties relating to the Retained Accounts Receivable;

2.1.12         all books, files, papers, Contracts (other than the Dual-Use Contracts), correspondence, databases, information systems, programs, Software, documents, records and documentation thereof related to any of the Transferred Assets or the Assumed Liabilities, or

used directly by Seller in the conduct of the Business, on whatever medium, listed on Schedule 2.1.12 (the “Books and Records”);

2.1.13         the Contracts listed as items 8, 9, 11 and 15 of Schedule 4.11; and

2.1.14         all assets described in Section 2.5.

2.2          Retained Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Seller will retain the following assets used by Seller in the conduct of the Business (the “Retained Assets”):

2.2.1           cash, cash equivalents, bank accounts, liquid investments, pre-paid investments and marketable securities;

2.2.2           all of Seller’s Tax Returns, financial statements and books and records relating to Seller’s business that are not solely related to the Transferred Assets or the Business;

2.2.3           all claims and insurance recoveries relating to Seller business that are not related to the Transferred Agreements or the Business;

2.2.4           Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

2.2.5           all insurance policies (except to the extent specified on Schedule 2.2.5);

2.2.6           Seller’s corporate charter and qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation (provided that Purchaser shall be entitled to a copy of any such documentation related to the Transferred Assets);

2.2.7           copies of the corporate charters, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, minute books, stock transfer books and other documents relating to the organization, maintenance and existence of the Business prior to the Closing Date;

2.2.8           the name “Wireless Facilities, Inc.” and all related Intellectual Property, including all trademark registrations;

2.2.9           all personnel records and other records that Seller is required by Law to retain in its possession, provided that if such records relate to Transferred Employees, Seller shall provide Purchaser a copy of such records if the Transferred Employee at issue provides written authorization for the transfer of such records in accordance with applicable Law;

2.2.10         any Deposits and Advances related to any Excluded Liability;

2.2.11         all assets related to Seller’s Enterprise Network Services business segment (“ENS Segment”), Wireless Network Services business segment (other than the assets relating to the Business) and Government Network Services business segment (“GNS Segment”) (but excluding any assets listed on Schedules 2.1.1 through 2.1.12), all as described in the 2005 10-K;

2.2.12         the Dual-Use Contracts listed as items 1 through 3, 5, 9 and 10 of Schedule 2.2.12, the Contracts as to which Assignment Consents are not obtained prior to the Closing (subject to the rights of Purchaser under Section 6.4.1) and the Contracts listed as items 2 through 7 and 12 through 14 of Schedule 4.11;

2.2.13         all suits, actions, claims, arbitration, proceedings or investigations pending or threatened by Seller prior to the Closing Date relating to or involving disputes regarding the Business or the Seller, including without limitation, Wireless Facilities, Inc. v. Nadeem Haider and Celcite Management Solutions, LLC;

2.2.14         all non-ordinary course cash payments received by Purchaser after the Closing for items not reflected on the Closing Balance Sheet that arise from activities or events that occurred prior to the Closing, but only to the extent of amounts received in excess of Twenty Thousand Dollars ($20,000);

2.2.15         all accounts and notes receivable (including billed and unbilled), checks, negotiable instruments and chattel papers of the Business other than the Transferred Unbilled Accounts Receivable (the “Retained Accounts Receivable”); and

2.2.16         all rights of Seller under the Transaction Documents.

2.3           Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume the following Liabilities arising from, resulting from or relating to the Business (the “Assumed Liabilities”):

2.3.1           all Liabilities under the Transferred Agreements, including without limitation the Transferred Agreements described in Section 6.4.1 as to which Purchaser receives the benefits described in Section 6.4.1, to the extent arising from events occurring after the Closing Date, excluding any Liabilities resulting from any third party claims arising out of or based primarily on facts and circumstances that occurred on or prior to the Closing Date (such Liabilities, the “Pre-Closing Claims”);

2.3.2           all Liabilities related to the Transferred Employees, including Liabilities relating to any accrued but unpaid salary, bonuses, commissions, overtime, obligations under any incentive compensation plan, accrued vacation, accrued but unpaid living allowance amounts paid to, accrued with respect to, or that would be payable to any Transferred Employee, in each case to the extent arising from events occurring after the Closing Date, and excluding any Pre-Closing Claims;

2.3.3           all Liabilities, other than the Pre-Closing Claims, reflected on the Unaudited March Balance Sheet as “Deferred Revenues” and pertaining to the Transferred

Assets (provided, however, that such assumption shall not impair a Party’s rights to adjustment of the Purchase Price pursuant to Section 3.3);

2.3.4           all Liabilities set forth on Schedule 2.3.4; and

2.3.5           all liabilities described in Section 2.5.

From and after the Closing, Purchaser shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing.

2.4           Excluded Liabilities.  Notwithstanding Section 2.3 above, Purchaser will not assume any Liabilities or have any responsibility with respect to any Liability of Seller that is not an Assumed Liability, including, without limitation, any Pre-Closing Claims (each, an “Excluded Liability”).

2.5           Transfer of Certain Rights and Obligations Relating to Transferred Agreements.  The Parties agree that from and after the Closing Date, Purchaser shall be entitled to all assets (determined in accordance with GAAP) generated from the Transferred Agreements on and after May 26, 2007 and shall be obligated to pay (either through reimbursement of Seller or payment to any third party) all of Seller’s direct employee, subcontractor and vendor liabilities accrued on and after May 26, 2007 in accordance with GAAP with respect to revenue and cost activities incurred in the normal course of business.

ARTICLE 3

CONSIDERATION FOR TRANSFER

3.1           Purchase Price.  As the aggregate consideration for the transfer of the Transferred Assets, Purchaser will pay to Seller an amount in cash equal to Forty-Six Million Dollars ($46,000,000) (the “Purchase Price”), as adjusted pursuant to this Article 3.  At the Closing:

3.1.1           Purchaser shall deliver to Seller a promissory note for the principal amount of Twenty-Two Million Dollars ($22,000,000), as adjusted pursuant to Section 3.3.1, in the form attached hereto as Exhibit J (the “Note”); and

3.1.2           Purchaser shall deliver to Seller an amount equal to Seventeen Million Dollars ($17,000,000) in immediately available funds by wire transfer to an account of Seller designated by Seller by notice to Purchaser not later than two (2) Business Days prior to the Closing Date.

3.2           Purchase Price Adjustment Calculations.

3.2.1           Closing Adjustments; Interim Adjustments.

(a)           Retained Working Capital.

(i)            Closing Adjustments.  Three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser its good faith estimate of the Retained Working

Capital as of March 31, 2007 (the “Estimated Retained Working Capital Calculation”), which shall be based upon and reconciled to the Unaudited March Balance Sheet.  Within two (2) Business Days following receipt of the Estimated Retained Working Capital Calculation, Purchaser may object in good faith to the Estimated Retained Working Capital Calculation by giving written notice to Seller setting forth in reasonable detail: (i) the specific amount to which Purchaser objects (the “Objection Amount”), (ii) the reasons for Purchaser’s objection (which shall be based on GAAP) and (iii) Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s Estimate Objection”).  If Purchaser fails to object to the Estimated Retained Working Capital Calculation within such two (2) Business Day period, Purchaser will be deemed to have conclusively agreed with and shall be bound by the Estimated Retained Working Capital Calculation for the purposes of Section 3.3.1(a)(i), and the Purchase Price will be adjusted as set forth in Section 3.3.1(a)(i) based on the Estimated Retained Working Capital Calculation.  If Purchaser objects to the Estimated Retained Working Capital Calculation, Seller and Purchaser shall confer in good faith following Seller’s receipt of Purchaser’s Estimate Objection for the period up to the Closing (the “Estimate Resolution Period”) to attempt to reach agreement regarding such Objection Amount.  If Seller and Purchaser reach agreement during the Estimate Resolution Period, the Purchase Price will be adjusted as set forth in Section 3.3.1(a)(i) based on the agreed upon Estimated Retained Working Capital Calculation.  If Seller and Purchaser are unable to reach agreement during the Estimate Resolution Period with respect to the Objection Amount, (a) the Purchase Price will be adjusted as set forth in Section 3.3.1(a)(i) based on the Estimated Retained Working Capital Calculation, excluding the Objection Amount adjusted to reflect the results of the parties’ good faith negotiations, at the Closing and (b) Seller and Purchaser will resolve any outstanding disagreement regarding the Objection Amount following the Closing in accordance with the procedures set forth in Section 3.2.1(a)(ii) and Section 3.2.2(a), as applicable.

(ii)           Interim Adjustments.  No later than seven (7) Business Days following the Closing Date, Purchaser shall notify Seller of any good faith objection to the Estimated Retained Working Capital Calculation by giving written notice to Seller setting forth in reasonable detail:  (i) the specific amount to which Purchaser objects (the “Interim Objection Amount”), (ii) the reasons for Purchaser’s objections (which shall be based on GAAP) and (iii) Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s Interim Estimate Objection”).  If Purchaser delivers to Seller a timely Purchaser’s Interim Estimate Objection, such Purchaser’s Interim Estimate Objection shall be deemed to supersede any Objection Amount not resolved during the Estimate Resolution Period.  Seller and Purchaser shall confer in good faith for ten (10) Business Days following the earlier of the date on which Purchaser delivers a Purchaser’s Interim Estimate Objection to Seller and the seventh (7th) Business Day following the Closing Date (the “Interim Period”) to attempt to reach agreement regarding the Purchaser’s Interim Estimate Objection or any Objection Amount not resolved during the Estimate Resolution Period, as applicable.  If Seller and Purchaser reach agreement during the Interim Period, the Purchase Price will be adjusted as set forth in Section 3.3.1(a)(ii) based on the agreed upon Estimated Retained Working Capital Calculation.  If Seller and Purchaser are unable to reach agreement during the Interim Period with respect to any such Interim Objection Amount or Objection Amount, as applicable, Seller and Purchaser will resolve any outstanding disagreement regarding such Interim Objection Amount or Objection Amount, as applicable, in accordance with the procedures set forth in Section 3.2.2(a).

(b)           2006 EBITDA.  Seven (7) Business Days prior to the Closing Date, Seller shall deliver to Purchaser its good faith calculation of the 2006 EBITDA (the “2006 EBITDA Calculation”).  Within five (5) Business Days following receipt of the 2006 EBITDA Calculation, Purchaser may object in good faith to the 2006 EBITDA Calculation by giving written notice to Seller setting forth in reasonable detail: (i) the specific amount to which Purchaser objects, (ii) the reasons for Purchaser’s objection (which shall be based on GAAP) and (iii) Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s Estimate EBITDA Objection”).  If Purchaser fails to object to the 2006 EBITDA Calculation within such five (5) Business Day period, Purchaser will be deemed to have conclusively agreed with and shall be bound by the 2006 EBITDA Calculation for the purposes of Section 3.3.1(b), and the Purchase Price will be adjusted as set forth in Section 3.3.1(b) based on the 2006 EBITDA Calculation.  If Purchaser objects to the 2006 EBITDA Calculation, Seller and Purchaser shall confer in good faith following Seller’s receipt of Purchaser’s Estimate EBITDA Objection for the Estimate Resolution Period to attempt to reach agreement regarding the disputed amount (the “Disputed Amount”).  If Seller and Purchaser reach agreement during the Estimate Resolution Period, the Purchase Price will be adjusted as set forth in Section 3.3.1 based on the agreed upon 2006 EBITDA Calculation.  If Seller and Purchaser are unable to reach agreement during the Estimate Resolution Period with respect to the Disputed Amount, (a) the Purchase Price will be adjusted based on the agreed upon 2006 EBITDA Calculation and (b) Seller and Purchaser will resolve any outstanding disagreement regarding the Disputed Amount following the Closing in accordance with the procedures set forth in Section 3.2.2(b).

3.2.2         Post-Closing Adjustment.

(a)           Retained Working Capital.  On or before July 31, 2007, Seller shall deliver to Purchaser its calculations of the Retained Working Capital as of May 25, 2007 (the “Retained Working Capital Calculation”) together with a copy of the Closing Date Balance Sheet.  Within thirty (30) days following receipt of the Retained Working Capital Calculation, Purchaser may object to the Retained Working Capital Calculation (including any unresolved objections raised by Purchaser prior to Closing in accordance with Section 3.2.1(a)) by giving written notice to Seller setting forth the reasons for Purchaser’s objection and Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s Objection”).  If Purchaser fails to object to the Retained Working Capital Calculation within such thirty (30) day period, Purchaser will be deemed to have conclusively agreed with and shall be bound by the Retained Working Capital Calculation for the purposes of Section 3.3.2(a), and the Purchase Price will be adjusted as set forth in Section 3.3.2(a) based on the Retained Working Capital Calculation.  If Purchaser objects to the Retained Working Capital Calculation, Seller and Purchaser shall confer in good faith for a period of up to fifteen (15) days following Seller’s receipt of Purchaser’s Objection (the “Resolution Period”) to attempt to reach agreement regarding such calculation.  If Seller and Purchaser are unable to reach agreement during the Resolution Period, then Seller and Purchaser shall confer in good faith for up to five (5) days to agree on a nationally recognized independent accounting firm, which shall not be the regular accounting firm of Purchaser or Seller (the “Resolution Firm”) to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Parties cannot agree on a Resolution Firm, then each of Seller and Purchaser will select a nationally recognized accounting firm and the two firms selected by Seller and Purchaser will select the Resolution Firm.  The Resolution Firm will review the Retained Working Capital Calculation and Purchaser’s Objection and make a final written determination of the Retained Working Capital Calculation, which determination shall be conclusive and binding on Seller and Purchaser.  The Resolution Firm’s engagement shall be solely limited to determining the Retained Working Capital Calculation and, if applicable, the Final 2006 EBITDA Calculation.

(b)           2006 EBITDA.  On or before July 31, 2007, Seller shall deliver to Purchaser its calculations of the Final 2006 EBITDA (the “Final 2006 EBITDA Calculation”). Within thirty (30) days following receipt of the Final 2006 EBITDA Calculation, Purchaser may object to the Final 2006 EBITDA Calculation (including any unresolved objections raised by Purchaser prior to Closing in accordance with Section 3.2.1(b)) by giving written notice to Seller setting forth the reasons for Purchaser’s objection and Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s EBITDA Objection”).  If Purchaser fails to object to the Final 2006 EBITDA Calculation within such thirty (30) day period, Purchaser will be deemed to have conclusively agreed with and shall be bound by the Final 2006 EBITDA Calculation for the purposes of Section 3.3.2(b), and the Purchase Price will be adjusted as set forth in Section 3.3.2(b) based on the Final 2006 EBITDA Calculation.  If Purchaser objects to the Final 2006 EBITDA Calculation, Seller and Purchaser shall confer in good faith for a period of up to fifteen (15) days following Seller’s receipt of Purchaser’s EBITDA Objection (the “EBITDA Resolution Period”) to attempt to reach agreement regarding such calculation.  If Seller and Purchaser are unable to reach agreement during the EBITDA Resolution Period, then Seller and Purchaser shall confer in good faith for up to five (5) days to agree on a Resolution Firm to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Parties cannot agree on a Resolution Firm, then each of Seller and Purchaser will select a nationally recognized accounting firm and the two firms selected by Seller and Purchaser will select the Resolution Firm.  The Resolution Firm will review the Final 2006 EBITDA Calculation and Purchaser’s EBITDA Objection and make a final written determination of the Final 2006 EBITDA Calculation, which determination shall be conclusive and binding on Seller and Purchaser.  The Resolution Firm’s engagement shall be solely limited to determining the Final 2006 EBITDA Calculation and, if applicable, the Retained Working Capital Calculation.

(c)           The Parties agree that, in the event there are disputes under both Section 3.2.2(a) and Section 3.2.2(b), (i) one firm will be designated as the Resolution Firm to resolve the disputes under both Section 3.2.2(a) and Section 3.2.2(b) and (ii) they will instruct the Resolution Firm to issue its determination of such disputes at the same time.

3.3           Purchase Price Adjustments.

3.3.1           Closing Adjustment; Interim Adjustment.

(a)           Retained Working Capital.

(i)            Closing Adjustment.  The Purchase Price shall be decreased at Closing, dollar for dollar, by the amount of the Estimated Retained Working Capital Calculation.  Any adjustment to the Purchase Price pursuant to this Section 3.3.1(a)(i) shall be reflected in the principal amount of the Note delivered by Purchaser at Closing pursuant to Section 3.1.1.

(ii)           Interim Adjustment.  To the extent applicable, the Purchase Price shall be decreased, dollar for dollar, by the amount, if any, by which the Estimated Retained Working Capital Calculation determined in accordance with Section 3.2.1(a)(ii) produces an amount greater than the Estimated Retained Working Capital Calculation determined in accordance with Section 3.2.1(a)(i).  The Purchase Price shall be increased, dollar for dollar, by the amount, if any, by which the Estimated Retained Working Capital Calculation determined in accordance with Section 3.2.1(a)(ii) produces an amount less than the Estimated Retained Working Capital Calculation determined in accordance with Section 3.2.1(a)(i).  To the extent that the Purchase Price calculated pursuant to this Section 3.3.1(a)(ii) is less than the Purchase Price paid pursuant to Section 3.1, Seller shall owe Purchaser an amount equal to such deficiency.  To the extent the Purchase Price calculated pursuant to this Section 3.3.1(a)(ii) is greater than the Purchase Price paid pursuant to Section 3.1, Purchaser shall owe Seller an amount equal to such excess. Any adjustment based on this Section 3.3.1(a)(ii) to the Purchase Price paid at Closing shall be made by automatically amending the Note in accordance with its terms to increase or decrease the principal amount thereof, as applicable.

(b)           2006 EBITDA. The Purchase Price shall be decreased at Closing, by the amount, if any, determined by the product of (i) seven and one-half (7.5) times (ii) the 2006 EBITDA Deficiency. Any adjustment to the Purchase Price pursuant to this Section 3.3.1(b) shall be reflected in the principal amount of the Note delivered by Purchaser at Closing pursuant to Section 3.1.1.

3.3.2           Post-Closing Adjustment.

(a)           Retained Working Capital. The Purchase Price shall be decreased, dollar for dollar, by the amount, if any, by which the Retained Working Capital Calculation determined in accordance with Section 3.2.2(a), produces an amount greater than the Estimated Retained Working Capital Calculation.  The Purchase Price shall be increased, dollar for dollar, by the amount, if any, by which the Retained Working Capital Calculation determined in accordance with Section 3.2.2(a), produces an amount less than the Estimated Retained Working Capital Calculation.  To the extent that the Purchase Price calculated pursuant to this Section 3.3.2(a) is less than the Purchase Price paid pursuant to Section 3.1, or, if applicable, Section 3.3.1(a)(ii), Seller shall owe Purchaser an amount equal to such deficiency.  To the extent the Purchase Price calculated pursuant to this Section 3.3.2(a) is greater than the Purchase Price paid pursuant to Section 3.1, or, if applicable, Section 3.3.1(a)(ii), Purchaser shall owe Seller an amount equal to such excess. Any adjustment based on this Section 3.3.2(a) to the Purchase Price paid at Closing shall be made by automatically amending the Note in accordance with its terms to increase or decrease the principal amount thereof, as applicable.

(b)           2006 EBITDA.  The Purchase Price shall be decreased, by the amount, if any, determined by the product of (i) seven and one-half (7.5) times (ii) the Final 2006 EBITDA Deficiency.  To the extent that the Purchase Price calculated pursuant to this Section 3.3.2(b) is less than the Purchase Price paid pursuant to Section 3.1, Seller shall owe Purchaser an amount equal to such deficiency.  To the extent the Purchase Price calculated pursuant to this Section 3.3.2(b) is greater than the Purchase Price paid pursuant to Section 3.1.2, Purchaser shall owe Seller an amount equal to such excess. Any adjustment based on this Section 3.3.2(b) to the

Purchase Price paid at Closing shall be made by automatically amending the Note in accordance with its terms to increase or decrease the principal amount thereof, as applicable.

3.4           Costs of Resolution Firm.   If a Resolution Firm is engaged pursuant to Section 3.2, Seller and Purchaser shall bear the fees and expenses of such engagement in equal proportions unless otherwise provided hereinafter.  If the net adjustment of all disputed items determined by the Resolution Firm results in a net adjustment in favor of Seller of greater than ten percent (10%) of the net adjustment proposed by Seller, then Seller shall be deemed to be the prevailing Party and Purchaser shall be deemed to be the non-prevailing Party for purposes of this subsection.  If the net adjustment of all disputed items determined by the Resolution Firm results in a net adjustment in favor of Purchaser of greater than ten percent (10%) of the net adjustment proposed by Seller, then Purchaser shall be deemed to be the prevailing Party and Seller shall be deemed to be the non-prevailing Party for purposes of this subsection.  The non-prevailing Party shall pay all reasonable costs, fees and expenses related to the Resolution Firm’s engagement pursuant to Section 3.2 with respect to the Purchase Price adjustment calculations, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing Party.

3.5           Cooperation.  Purchaser and Seller shall provide such documents and materials as reasonably requested by the other Party and shall fully cooperate with the other in order to determine the calculations set forth in this Article 3.

3.6           Carve-Out Audit.

3.6.1           Engagement; Budget.  Seller has engaged its independent accounting firm, Grant Thornton LLP (“Grant Thornton”), prior to the Closing Date to perform an audit of the Required Post-Closing Financial Statements (the “Carve-Out Audit”). Seller and Purchaser (a) have obtained a budgetary estimate from Grant Thornton for the performance of the Carve-Out Audit prior to the commencement of the Carve-Out Audit (the “Budget Estimate”) and (b) will cooperate fully with each other in maintaining expenditures for the Carve-Out Audit within the Budget Estimate.  Seller shall take all reasonable actions to keep Purchaser informed of the status of the Carve-Out Audit, including granting Purchaser access to the relevant books and records of Seller and authorizing and instructing Grant Thornton to (x) provide Purchaser with written or oral reports regarding its progress at least twice weekly, (y) respond to substantive inquiries made by Purchaser regarding the Carve-Out Audit and (z) provide Purchaser with a draft of the Carve-Out Audit financial statements no later than thirty (30) days following the Closing Date.

3.6.2           Reimbursement.  Purchaser shall reimburse Seller within ten (10) days of receipt of detailed invoices for all actual and direct incremental costs attributable solely to the Carve-Out Audit incurred by Seller to Grant Thornton in connection with the Carve-Out Audit.  In the event that the Carve-Out Audit is terminated by Seller prior to completion and Seller receives any refund for fees that have been (a) invoiced and paid by Seller to Grant Thornton in connection with the Carve-Out Audit and (b) reimbursed by Purchaser in accordance with this Section 3.6.2 (a “Refund Amount”), then Seller shall promptly reimburse Purchaser for any such Refund Amount.  Seller shall use its reasonable best efforts to seek the Refund Amount from Grant Thornton as promptly as possible following termination of the Carve-Out Audit.

3.6.3           Subsequent Purchaser; Net Payment Amount.  In the event that (a) the Closing has not occurred and Seller enters into a definitive agreement for the sale of the Business with any Person other than Purchaser or its Affiliates (a “Subsequent Purchaser”) within one hundred twenty (120) days following the termination of discussions with Purchaser regarding the transactions contemplated under this Agreement and (b) the Subsequent Purchaser confirms to Seller its need for the Carve-Out Audit in connection with the proposed transaction between Seller and the Subsequent Purchaser, Seller shall use its reasonable best efforts to obtain reimbursement from the Subsequent Purchaser of the amounts paid by Purchaser for the Carve-Out Audit, less any Refund Amount (the “Net Payment Amount”), and shall pay the Net Payment Amount to Purchaser within ten (10) days following receipt of the Net Payment Amount from the Subsequent Purchaser.

3.7           Allocation of Purchase Price.  The Parties shall cooperate to determine (in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code) the allocation of the Purchase Price and the Assumed Liabilities (plus any other relevant items) among the Transferred Assets (the “Allocation”).  Within sixty (60) days following the Closing Date, Purchaser shall deliver to Seller a proposed allocation of the consideration paid by Purchaser among the Transferred Assets, including details of the fair market values assigned to the Transferred Assets (together, the “Purchaser’s Allocation”).  Seller shall deliver written notice to Purchaser within thirty (30) days after Seller’s receipt of the Purchaser’s Allocation either accepting or objecting to the Purchaser’s Allocation.  If Seller so objects to the Purchaser’s Allocation, Purchaser and Seller shall attempt to resolve their differences by good faith negotiation.  If Purchaser and Seller are unable to agree to the Allocation within thirty (30) days after the delivery of Seller’s objection to the Purchaser’s Allocation, then Seller and Purchaser shall confer in good faith for up to five (5) days to agree on a nationally recognized independent accounting firm, which shall not be the regular accounting firm of Purchaser or Seller (the “Allocation Resolution Firm”) to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Parties cannot agree on the Allocation Resolution Firm, then each of Seller and Purchaser will select a nationally recognized accounting firm and the two firms selected by Seller and Purchaser will select the Allocation Resolution Firm.  The Allocation Resolution Firm shall use its best efforts to reach a determination as promptly as possible and in no event later than twenty (20) days after submission of the matter to the Allocation Resolution Firm.  Only disputed item(s) relating to the Purchaser’s Allocation shall be submitted to the Allocation Resolution Firm for review.  In resolving any disputed item, the Allocation Resolution Firm may not assign a fair market value to such item greater than the greatest value for such item claimed by either Purchaser or Seller or less than the lowest fair market value for such item claimed by either Purchaser or Seller, in each case as presented to the Allocation Resolution Firm.  All determinations of the Allocation Resolution Firm relating to the disputed items, absent fraud, shall be final and binding on Purchaser and Seller.  The fees and expenses of the Allocation Resolution Firm shall be borne one-half (1/2) by Purchaser and one-half (1/2) by Seller.  Following the agreement of Purchaser and Seller to the Allocation or the resolution of all its pending disagreements with respect thereto, as applicable, the Parties shall set forth on Schedule 2.1.1 through Schedule 2.1.12 the fair market value of such of the Transferred Assets that the Parties agree will be used to determine such allocation.  Each Party shall prepare an IRS Form 8594 for inclusion with its federal income Tax Returns including the Closing Date and any similar allocation required under state, local, or foreign law (collectively, “Forms 8594”), and shall provide to the other Party for review and comment a draft of each Form 8594 so prepared not less than thirty (30) days before filing such Form 8594 with the relevant Governmental Entity.  Neither Purchaser nor Seller shall take (or permit any of their respective Affiliates to take) any position that is inconsistent with the values shown on Schedules 2.1.1 through 2.1.12 or the allocation reflected in their filed Forms 8594 either in any Tax Return, or upon examination of any Tax Return, in any refund claim, litigation, or investigation relating to Taxes; provided, however, that if, in any audit of any Tax Return by a Governmental Entity, the fair market values of the Transferred Assets are finally determined to be different from the values used in determining the allocation shown on the Forms 8594, as adjusted, the Parties may (but shall not be obligated to) take a position or action consistent with the fair market values as finally determined in such audit.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller disclosure schedule (the “Seller Disclosure Schedule”) attached to this Agreement, Seller hereby represents and warrants to Purchaser as follows:

4.1           Organization.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or registered to transact business under the Laws of each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Business.

4.2           Authorization.  Seller has the right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized.  This Agreement has been, and the Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and do or will, as the case may be, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3           Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict in any material respect with, constitute a material breach of or default under, result in the loss of any material benefit under, permit the acceleration of any material obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of Seller, (b) any Transferred Agreement, (c) any material judgment, decree or order of any court or Governmental Entity by which any of the Transferred Assets are bound or (d) any Law or arbitration award applicable to the Transferred Assets, except in any case under clauses (b), (c) and (d) above, where the loss, termination, breach, acceleration, modification or cancellation would not reasonably be expected to have a Material Adverse Effect on the Business.  The transactions contemplated by this Agreement will not constitute a change of control or assignment requiring the consent from or the giving of notice to a third party pursuant to any Contract involving the Business to which Seller is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Seller or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (x) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (y) any filings required under the rules and regulations of the Nasdaq Global Market (“NGM”), and except where the failure to obtain such consent, approval, order, authorization or registration or the failure to make such declaration or filing would not reasonably be expected to have a Material Adverse Effect on the Business.

4.4           Title to and Sufficiency of Assets; Related Matters.  The Transferred Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with Seller’s past practices and which are necessary for the continued operation of the Business after Closing in substantially the same manner as the Business was operated before Closing.  Seller is the sole and exclusive legal and equitable owner of and has good and marketable title to the Transferred Assets free and clear of any Liens other than the Permitted Liens.  Purchaser will acquire at the Closing good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities.  To Seller’s Knowledge, the tangible Transferred Assets are in good operating condition and repair, free of defects, latent or patent, and are suitable, adequate and fit for the uses for which they are intended or are being used in the Business.  Since December 31, 2006, Seller has not sold, transferred or disposed of any assets used directly in the conduct of the Business, other than sales of inventory in the ordinary course of business.

4.5           Financial Information.

4.5.1           Seller has delivered to Purchaser true and complete copies of the unaudited carve-out balance sheets of the Business on a stand-alone basis as of December 31, 2006 (the “Unaudited 2006 Balance Sheet”) and the related statements of income and cash flow and the related notes thereto for the Business on a stand-alone basis for the year ended December 31, 2006 (together with the Unaudited 2006 Balance Sheet, the “Unaudited 2006 Statements”) and the unaudited carve-out balance sheet of the Business on a stand-alone basis as of February 23, 2007 (the “Unaudited Interim Balance Sheet”) and the related statements of income for the Business on a stand-alone basis for the two month period ended February 23, 2007 (together with the Unaudited Interim Balance Sheet, the “Unaudited Interim Statements”)(the Unaudited Interim Statements, together with the Unaudited 2006 Statements, referred to as the “Unaudited Statements”).  The Unaudited Statements are accurate and complete in all material respects and present fairly in all material respects the financial position of the Business on a stand-alone basis as of the respective dates thereof and the results of operations and, in the case of the Unaudited

2006 Statements, the cash flows of the Business on a stand-alone basis for the periods covered thereby.  The Unaudited Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and include all disclosures required by GAAP.

4.5.2           At or prior to Closing, Seller shall deliver to Purchaser true and complete copies of the unaudited carve-out balance sheet of the Business on a stand-alone basis as of March 31, 2007 (the “Unaudited March Balance Sheet”) and the related statements of income for the Business on a stand-alone basis for the three month period ended March 31, 2007 (together with the Unaudited March Balance Sheet, the “Unaudited March Statements”).  The Unaudited March Statements, when delivered to Purchaser, will be accurate and complete in all material respects and present fairly in all material respects the financial position of the Business on a stand-alone basis as of the respective dates thereof and the results of operations of the Business on a stand-alone basis for the periods covered thereby.  The Unaudited March Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and include all disclosures required by GAAP.

4.5.3           On or prior to July 31, 2007, Seller shall deliver to Purchaser true and complete copies of the Closing Date Balance Sheet.  The Closing Date Balance Sheet, when delivered to Purchaser, will be accurate and complete in all material respects and present fairly in all material respects the financial position of the Business on a stand-alone basis as of the date thereof.  The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis.

4.6           Absence of Certain Changes.  Since December 31, 2006, Seller has operated the Business in the ordinary course of the business and consistent with past practice, and there have not been any events, changes or circumstances that would reasonably be expected to have a Material Adverse Effect on the Business.  Since December 31, 2006, there has not been any action taken of the type described in Section 6.1, which, had such action occurred after the date hereof without Purchaser’s prior approval, would be in violation of Section 6.1. From the date of this Agreement through the Closing Date, there have not been any material changes to the carve-out balance sheet of the Business on a stand-alone basis from the Unaudited 2006 Balance Sheet.

4.7           Absence of Undisclosed Liabilities.  The Business has no Liabilities other than (a) the Assumed Liabilities; (b) those disclosed, reflected or reserved in the Unaudited 2006 Balance Sheet; (c) those incurred in the ordinary course of business since the date of the Unaudited 2006 Balance Sheet; and (d) those arising under any of the Transaction Documents.

4.8           Transferred Unbilled Accounts Receivable.  To Seller’s Knowledge, the Transferred Unbilled Accounts Receivable are (a) valid and legally binding obligations of the account debtors enforceable in accordance with their terms, free and clear of all Liens, other than Permitted Liens, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent, except for warranty claims, discounts and returns in the ordinary course of business; and (b) a true and correct statement of the account for goods actually sold and delivered to, or for services actually performed for and accepted by, such account debtor.  All of the Transferred Unbilled Accounts Receivable have not been billed to customers as of the Closing Date due to billing milestone achievements not being met under related customer contracts as of the Closing Date.

4.9           Legal Proceedings.  There are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of Seller, threatened against, relating to or involving the Business. Seller is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to or affecting the Business.

4.10         Compliance with Law.  Seller is in compliance with all Laws (including Environmental Laws and applicable Laws relating to the safety and health of employees), applicable to the Business, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller is not a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Business.  Seller has filed all reports required to be filed with any Governmental Entity on or before the date of this Agreement, except where the failure to file such reports would not reasonably be expected to have a Material Adverse Effect on the Business.

4.11         Transferred Agreements.  Schedule 4.11 sets forth a true, correct and complete list of the following Contracts, including all amendments thereto, related directly to the Business:

4.11.1         any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

4.11.2         any lease of personal property providing for annual rentals of Ten Thousand Dollars ($10,000) or more or any lease of real property;

4.11.3         all Contracts which limit or restrict Seller from engaging in the Business in any jurisdiction;

4.11.4         all Contracts for capital expenditures or the acquisition or construction of materials, supplies, goods, services, equipment or other assets that involve expenditures of more than Fifty Thousand Dollars ($50,000);

4.11.5         all Contracts, including for this purpose all Seller Benefit Plans or any other plans, that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby which, as to all Persons covered thereby, the aggregate amount is in excess of Two Hundred Fifty Thousand Dollars ($250,000);

4.11.6         any agreement relating to the acquisition or disposition of the Business (whether by merger, sale of stock, sale of assets or otherwise);

4.11.7         all material joint venture or partnership Contracts or other Contracts providing for the sharing of any profits related to the Business;

4.11.8         all Master Services Agreements with customers currently in effect and not fully performed for the provision of goods or services with (i) a value in excess of One Hundred Thousand Dollars ($100,000) and/or (ii) the top twenty (20) customers of the Business;

4.11.9         all Contracts requiring Seller to indemnify another Person or to share in or contribute to the Liability of another Person or that include provisions that could obligate Seller to pay liquidated damages;

4.11.10       all Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by Seller involving more than Fifty Thousand Dollars ($50,000) over the term of the Contract other than Contracts entered into by Seller in the ordinary course of business that provide for “incentive payments” or “incentive penalties” or similar payments;

4.11.11       all Proprietary Invention and Assignment Agreements relating to the Business executed by the Business Employees prior to the Closing; and

4.11.12       all existing Contracts (other than those described in Sections 4.11.1 through 4.11.11) (a) involving an annual commitment or annual payment to or from Seller of more than Fifty Thousand Dollars ($50,000) individually, or One Hundred Thousand Dollars ($100,000) in the aggregate; or (b) not made in the ordinary course of business that is significant to Business.  At the Closing, the Transferred Agreements are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and, to Seller’s Knowledge, each other party to such Transferred Agreements, except (a) that this representation and warranty does not apply to provisions in those agreements that purport to waive a Lien right of any party or include a covenant not to compete and (b) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the Laws governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.  There are no existing material defaults or breaches of Seller under any Transferred Agreement (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) and, to the Knowledge of Seller, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Transferred Agreement.  Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Transferred Agreement or entry into any new material contract applicable to the Business or the Transferred Assets.  Schedule 4.11 sets forth a list of all Transferred Agreements that by their terms require consent from the other party to the Contract for transfer or assignment contemplated by this Agreement.

4.12         Tax Returns; Taxes.

4.12.1         To the extent that failure to do so would reasonably be expected to have a Material Adverse Effect on the Business or materially and adversely impact Purchaser’s ownership of the Transferred Assets or operation of the Business, Seller has timely filed all required federal, state, local and foreign Tax Returns relating to the Transferred Assets or the Business, and such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with applicable Laws.  Seller has timely paid all Taxes that have become due with respect to such Tax Returns and has timely paid or has provided adequate accruals on its Unaudited Statements for all other Taxes imposed with respect to the Transferred Assets or the Business.

4.12.2         Seller has duly withheld or collected all payroll and employment Taxes and other Taxes that are required by applicable Law to have been withheld or collected with respect to the Transferred Assets or the Business, and all such amounts so withheld or collected have, if due, been timely paid over to the appropriate Governmental Entity, and all IRS Forms W-2 and 1099 (and any and all state, local and foreign analogues) with respect thereto which are required to have been filed have been properly completed and filed.

4.12.3         There are no Liens with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.

4.12.4         To the extent applicable to the Transferred Assets or the Business: (a) no audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (b) no adjustment relating to any Tax Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any tax authority to Seller or any representative thereof; (c) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (d) Seller has not executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment of collection of any Tax.

4.12.5         None of the Transferred Assets is properly treated as owned by persons other than Seller for income Tax purposes, and none of the Transferred Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

4.13         Seller Benefit Plans.  Schedule 4.13 sets forth a true and complete list of each Seller Benefit Plan that currently provides for employee benefits or the remuneration of the Business Employees or the dependents of any Business Employee.  With respect to each Seller Benefit Plan identified on Schedule 4.13, Seller has heretofore delivered or made available to Purchaser true and complete copies of the plan documents and any amendments thereto (or, if the plan is not written, a written description thereof), as reasonably requested by Purchaser. Each Seller Benefit Plan complies in all material respects with ERISA, the Code and all other applicable Laws and each Seller Benefit Plan has been operated in compliance with the terms thereof.  Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a “Tax-Qualified Plan”) has received a favorable determination letter or opinion from the IRS, and Seller has no Knowledge of any circumstances that could reasonably be expected to result in revocation of any such favorable determination letter or opinion. The trusts maintained under each such Tax-Qualified Plan have been determined by the IRS to be exempt from taxation under Section 501(a) of the Code.

4.14         Employees and Contractors.

4.14.1         Employees and Contractors.  No Business Employee has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller, except as set forth on Schedule 4.14.1.  Seller has no Knowledge that any Business Employee or consultant of the Business (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any such

Contractor.  Set forth on Schedule 4.14.1 is a complete and correct list of, and Seller has provided to Purchaser true, correct and complete copies of, all employment or severance or termination agreements and policies, plans, commitments or other Contracts, whether written or oral, accruing to the benefit of any Business Employee or material Contractor.

4.14.2         Compensation.  Schedule 4.14.2 sets forth an accurate, correct and complete list of all (a) Business Employees, including each Person’s name, title or position, whether such Person is actively at work or on a leave of absence, present annual compensation (including bonuses, commissions and accrued amount of deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (b) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors.”

4.14.3         Disputes.  There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any Business Employee or group of Business Employees, except for claims, disputes or controversies that would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller has not suffered or sustained any work stoppage and, to Seller’s Knowledge, no such work stoppage is threatened.

4.14.4         Compliance with Laws.  Seller has complied in all respects with all Laws related to the employment of the Business Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller has no Liability under any Law related to employment of the Business Employees and attributable to an event occurring or a state of facts existing prior to the date hereof, except for Liabilities that would not reasonably be expected to have a Material Adverse Effect on the Business.

4.14.5         Unions.  Seller is not a party to any Contracts with any labor union or employee association nor has Seller conducted negotiations with any labor union or employee association with respect to any future contracts.  Seller is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Seller, and there is no existing or pending certification of any such union with regard to a bargaining unit.  Seller has performed and discharged in all material respects its obligations with respect to works councils and other staff representatives, staff representative bodies and institutions representing all or part of the Business Employees.

4.15         Intellectual Property.  Schedule 4.15 contains a list of all material Seller Intellectual Property, other than (a) commercial off-the-shelf Software having a cost of less than Five Hundred Dollars ($500) per seat or license and (b) standard form non-exclusive licenses with respect to Intellectual Property that is generally available and has a cost of less than Ten Thousand Dollars ($10,000) per year, specifying in each case whether such Seller Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller.

4.15.1         Seller has the right to bring actions for the infringement of its respective rights to the Seller Intellectual Property, with such exceptions as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Business, and the consummation of the transactions contemplated hereby will not (i) give rise to any right of termination or cancellation with respect to any license or other agreement to use, sell, license or dispose of such Seller Intellectual Property which in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Business or (ii) in any way impair any currently existing right of Seller to use, sell, license or dispose of or to bring any action for the infringement of any of the rights to such Intellectual Property or any portion thereof, with such exceptions as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

4.15.2         (a) None of the former or present employees, officers, directors or independent contractors of Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property; (b) Seller does not license from any present or, to Seller’s Knowledge, former employees, officers, directors or independent contractors of Seller, any Seller Intellectual Property which is necessary for the Business; (c) except for agreements imposing an obligation on former or present employees, officers, directors, or independent contractors of Seller to keep the Seller Intellectual Property confidential or to assign to Seller any Seller Intellectual Property created, developed or conceived by any such Persons, Seller is not a party to any employment contract, patent disclosure agreement or any other Contract with any employee of Seller relating to any Seller Intellectual Property, that grants such employee an ownership right in such Intellectual Property.

4.15.3         With such exceptions as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Business, (i) the operation of the Business and the manufacture, marketing, use, sale, licensure or disposition of any Seller Intellectual Property in the manner currently used, sold, licensed or disposed of by Seller does not and will not (A) violate any license or agreement between Seller and any third party, or (B) based, in part, on representations and warranties from third parties from whom such Seller Intellectual Property is licensed by Seller, infringe on the proprietary rights of any Person, nor has such an infringement been alleged within three years preceding the date of this Agreement (other than such as have been resolved); (ii) there is no pending or to Seller’s Knowledge, threatened, claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any such Seller Intellectual Property in the manner in which currently used, sold, licensed or disposed of by Seller, nor is there a valid basis for any such claim or litigation, nor has Seller received any notice asserting that the proposed operation of the Business or the use, sale, license or disposition by Seller of any of the Seller Intellectual Property conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion in each case; and (iii)  none of the Seller Intellectual Property used in the conduct of the Business as currently conducted is being infringed by any Person and Seller has not asserted any claim of infringement, misappropriation or misuse within the past three (3) years.

4.16         Transactions with Affiliates.  No officer or director of Seller, or any Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity that is an Affiliate of any such person has any material interest in: (a) any Contract with Seller relating to the Transferred Assets; (b) any Transferred Agreement; (c) any

loan or Contract for or relating to the Transferred Assets; (d) any entity that does business with Seller with respect to the Business; or (e) any property, asset or right that is used by Seller in the conduct of the Business.  All Contracts between Seller and any of its Affiliates relating to the Business have been disclosed in Schedule 4.11, Schedule 4.15, or Schedule 4.16.

4.17         Customers and Suppliers.  Schedule 4.17 lists the ten (10) largest customers of the Business, determined on the basis of sales revenue, for the calendar year ended December 31, 2006.  Seller has not received written notice and is not otherwise aware that any current customer or supplier identified on Schedule 4.17.1 or Schedule 4.17.2 may cease dealing with Seller, may otherwise materially reduce the volume of business transacted by such Person with Seller or otherwise is materially dissatisfied with the service Seller provides such Person.  Seller has no reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction.

4.18         Environmental Liability.   At all times prior to the Closing, except as disclosed on Schedule 4.18, Seller has complied in all respects with all Environmental Laws related to the Business, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller has not received any notice, report, or information (including information that any action of any kind is pending or threatened) of any Liabilities, or any corrective, investigatory or remedial obligations, arising under Environmental Laws of Seller except where such Liabilities or obligations have not had or would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller holds all Material Permits under Environmental Laws necessary for the conduct of the Business as presently being conducted. To the Knowledge of Seller, no Hazardous Materials have been, or are currently, located at, in, or under or emanating from any property currently or previously owned or operated by Seller and directly related to the Business in a manner which violates in any respect any Environmental Laws, except for such violations as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

4.19         Permits.  Seller has, and is in material compliance with, all Permits required to conduct the Business, except any such Permit the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Business (“Material Permits”).  All the Material Permits are valid and in full force and effect.  There is not now pending, or to the Knowledge of Seller, threatened, any action by any Person or by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any the Material Permits and, to the Knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to give rise to such action.  “Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any Governmental Entity used or held for use in the operation of the Business and all other rights and privileges granted by a Governmental Entity necessary to allow Seller to own and operate the Business without any violation of law.

4.20         Insurance.  Schedule 4.20 contains a complete and correct list and a brief description of all policies of title, property, fire, hazard, casualty, liability, life, workmen’s compensation, and other forms of insurance of any kind relating to the Business.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All such insurance policies and bonds relating to the Business are in full force and effect.

4.21         Full Disclosure.  No representation or warranty or other statement made by Seller in this Agreement, the Schedules hereto or otherwise in connection with this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1           Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2           Authorization.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by Purchaser’s Board of Directors and no other corporate proceedings are necessary to authorize this Agreement or for Purchaser to consummate the transactions contemplated hereby.  This Agreement has been and, as of the Closing Date, and the Purchaser Ancillary Documents will be, duly executed and delivered by Purchaser and constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3           Absence of Restrictions and Conflicts.  Except for that certain Credit Agreement by and among Purchaser, certain of Purchaser’s subsidiaries and Bank of America, N.A., dated March 9, 2007, as amended, the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Purchaser, (b) any Contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of its properties is bound or (d) any Law or arbitration award applicable to Purchaser, except in any case under clauses (b), (c) and (d) above, where, the loss, termination, breach, acceleration, modification or cancellation would not reasonably be expected to have a Material Adverse Effect on Purchaser, or to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Purchaser or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (y) any filings required under the rules and regulations of the NGM, and except where the failure to obtain such consent, approval, order, authorization or registration or the failure to make such declaration or filing would not reasonably be expected to have a Material Adverse Effect on Purchaser, or to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.4           Legal Proceedings.  Except for pending proceedings before Nasdaq regarding a potential delisting of Purchaser’s stock, there are no suits, actions, claims, arbitration proceedings or investigations pending or, to Purchaser’s knowledge, threatened against, relating to or involving Purchaser before any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Purchaser is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that would reasonably be expected to have a Material Adverse Effect on Purchaser.

5.5           Financial Capacity.  Purchaser will have sufficient cash on hand, liquid assets and available borrowings to pay the cash portion of the Purchase Price at Closing.

5.6           Inspections; No Other Representations.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents.  Purchaser acknowledges that Seller has given Purchaser complete and open access to the key Business Employees and to the documents and facilities of Seller directly related to the Business.  Purchaser agrees to accept the Business in the condition it is in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

6.1           Seller’s Conduct of the Business Prior to Closing.  From the date hereof until the Closing Date or the termination of this Agreement, Seller will, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Purchaser:

6.1.1           operate the Business in the ordinary course on a basis consistent with past practice and not enter into any agreement, transaction or activity or make any commitment with respect to the Business except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

6.1.2           use commercially reasonable efforts to preserve intact the goodwill of the Business, keep the Business Employees available to Purchaser and preserve the relationships and goodwill relating to the Business with customers, suppliers, Business Employees and others having business relations with Seller directly related to the Business;

6.1.3           duly and timely file or cause to be filed all material reports and returns relating to the Business required to be filed with any Governmental Entity;

6.1.4           timely file accurate and complete Tax Returns that relate to the Business or the Transferred Assets as such Tax Returns become due, and timely pay all Taxes that relate to the Business or the Transferred Assets as such Taxes become due;

6.1.5           not dispose of or permit to lapse any rights to the use of any Seller Intellectual Property;

6.1.6           not, except for the Subcontracting Agreements, (a) sell or transfer any assets directly related to or used or held for use in the conduct of the Business, including the Transferred Assets, (b) grant, create, incur or suffer to exist any Liens other than Permitted Liens on the Transferred Assets, (c) incur any Liability relating to the Transferred Assets (absolute, accrued or contingent) in excess of One Hundred Thousand Dollars ($100,000) individually (provided, however, that any consents for Liabilities in excess of such amount under this Section 6.1.6(c) shall not be unreasonably withheld by Seller), (d) waive any material claims or rights relating to the Transferred Assets, or (e) enter into any material Contract related to the Business or the Transferred Assets;

6.1.7           not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any Business Employee, except as set forth on Schedule 6.1.7;

6.1.8           not pay or agree to pay any additional or increased benefits under any Seller Benefit Plan to any Business Employee, except as set forth on Schedule 6.1.8;

6.1.9           not award any additional equity to any Business Employee, except to the extent Seller is contractually obligated to provide such equity award as of the date hereof and which has been disclosed to Purchaser prior to the date hereof;

6.1.10         not amend or terminate any employment agreement or enter into any new employment agreement with any Business Employee, except as set forth on Schedule 6.1.10;

6.1.11         perform in all material respects all of its obligations under all Transferred Agreements, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any Transferred Agreement (except those being contested in good faith) and not enter into, assume or amend any Contract that is or would be a Transferred Agreement;

6.1.12         maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by or on behalf of Seller and related to the Business; and

6.1.13         not authorize, or commit or agree to take, any of the foregoing actions which Seller is prohibited to take without Purchaser’s prior written consent, which consent will not be unreasonably withheld or delayed.

Seller shall keep records relating to the Business in accordance with GAAP applied on a basis consistent with prior periods and in accordance with past practice, and shall supply to Purchaser monthly reports relating to the Business, as soon as practicable (and no later than thirty (30) calendar days) after the end of each month, and such other documents (financial or otherwise) as Purchaser shall reasonably request.  Seller shall inform and consult with Purchaser regarding any significant developments or transactions proposed to be entered into relating to the Business prior to the earlier of the Closing or the Termination Date. Purchaser acknowledges and agrees that: (i) nothing in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s operation of the Business prior to the Closing, (ii) prior to the Closing, each of Seller and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable antitrust Law.

6.2           Inspection and Access to Information.  From the date hereof to the Closing Date or until this Agreement is terminated as provided in Article 10, Seller shall afford Purchaser, its advisors and representatives, upon prior written notice and in a manner that does not interfere with the normal business activities of Seller, reasonable access to information relating to the Transferred Assets and the Business as Purchaser reasonably requests, including permitting Purchaser, its advisors and representatives to make physical inspections of the Transferred Assets, Seller’s financial statements and the Books and Records.

6.3           Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on June 1, 2007 or as soon as practicable thereafter, but in any event on or prior to the Termination Date, in accordance with the terms of this Agreement and will cooperate fully with each other and their designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including promptly making their respective filings and submissions and taking all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that neither Party will have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could materially and adversely affect the Company or the transactions contemplated by the this Agreement).  Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.  The Parties shall cooperate with each other and will each use their reasonable best efforts to: (1) ensure that all of the Retained Accounts Receivable and Transferred Unbilled Accounts Receivable, as applicable, are collected in a timely manner, including obtaining purchase orders and any approvals necessary to ensure payment from the applicable client; (2) keep each Party reasonably informed regarding the progress towards milestones under Customer Agreements, Dual Use Contracts and Subcontractor Agreements, as applicable, related to unbilled Retained Accounts Receivable and Transferred Unbilled Accounts Receivables, as applicable, and shall cooperate with each other in invoicing unbilled Retained Accounts Receivable and Transferred Unbilled Accounts Receivables, as applicable, as promptly as possible; and (3) provide the necessary data to the invoicing Party necessary to prepare the invoice and shall agree, upon the reasonable request of the other Party, to follow up with the appropriate client personnel on any applicable approval processes and payment status.  Seller shall have no right whatsoever to modify, amend or waive the terms of any Transferred Unbilled Accounts Receivables and Purchaser shall have no right whatsoever to modify, amend or waive the terms of any Retained Accounts Receivable.

6.4           Third Party Consents; Dual-Use Contracts.

6.4.1           Seller will use commercially reasonable efforts to obtain, in a form and on terms reasonably acceptable to Purchaser, such written consents, assignments, waivers and authorizations or other certificates from third parties and give such notices to third parties, in each case that are required to consummate the transactions provided for herein and to keep in effect and avoid the breach, violation or termination of any Transferred Agreement (each, an “Assignment Consent”).  If any Assignment Consent, other than an Assignment Consent for a Contract set forth on Schedule 8.1.12 or a Related Document set forth on Schedule 8.1.14(iii) as to which Purchaser has not waived the applicable closing condition, is not received on or before the Closing Date with respect to any Transferred Agreement, (i) Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of such Transferred Agreement as if the Assignment Consent had been obtained, including by granting subleases and establishing subcontracting arrangements, and (ii) upon receipt of such Assignment Consent, such Transferred Agreement shall be assigned to Purchaser.

6.4.2           Prior to Closing, (a) Seller shall establish subcontracting arrangements with, and grant subleases to, as applicable, Purchaser to provide Purchaser with all of the benefits relating to the Business under the Dual-Use Contracts listed on Schedule 8.1.14(i) (the “Seller Subcontracting Agreements”), (b) Seller shall transfer the Dual-Use Contracts listed on Schedule 8.1.14(ii) to Purchaser and Purchaser shall establish subcontracting arrangements with, and grant subleases to, as applicable, Seller to provide Seller with all of the benefits other than those relating to the Business under such transferred Dual-Use Contracts listed on Schedule 8.1.14(ii) (the “Purchaser Subcontracting Agreements” and together with the Seller Subcontracting Agreements, the “Subcontracting Agreements”) and (c) Seller shall transfer the purchase orders, contract supplements, work orders and similar engagement documents under the Dual-Use Contracts listed on Schedule 8.1.14(iii) to Purchaser (the “Related Documents”).  If any Dual-Use Contracts are not subcontracted or subleased, as the case may be, to Purchaser on or before the Closing Date, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits relating to the Business under the such Dual-Use Contracts.  If any Dual-Use Contracts transferred to Purchaser are not subcontracted or subleased, as the case may be, to Seller on or before the Closing Date, Purchaser shall cooperate with Seller in any reasonable arrangement designed to provide Seller with all of the benefits other than those relating to the Business under the such Dual-Use Contracts.  From and after the Closing Date, the Parties will use commercially reasonable efforts and shall cooperate with each other in any reasonable arrangement designed to obtain any further written consents, assignments, waivers and authorizations or other certificates from third parties and give such notices to third parties, in each case that are required for the Parties to enter into direct arrangements with the third-parties to the Dual-Use Contracts to provide, with respect to the Purchaser, all of the benefits of the Dual-Use Contracts relating to the Business, and, with respect to the Seller, all of the benefits of the Dual-Use Contracts other than those relating to the Business.

6.5           Employee Matters.

6.5.1           Prior to the Closing Date, Purchaser shall offer employment to the Business Employees listed on Schedule 6.5.1 and consulting or services engagements to the Business’ Contractors listed on Schedule 6.5.1.  Effective on the later of the Closing Date or the date on which each Transferred Employee or Contractor commences employment or engagement by Purchaser, as the case may be, Purchaser shall provide, or shall cause to be provided to, such Transferred Employee or Contractor, as the case may be, compensation, employee benefits, title, duties and responsibilities, location for performance of duties, credit for years of service, and terms and conditions of employment or consulting engagement that are substantially similar, in the aggregate, as Purchaser provides to similarly-situated employees or contractors of Purchaser.  Effective on the later of the Closing Date or the date on which a Transferred Employee commences employment by Purchaser, to the extent permitted by Law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with reasonable best efforts of Purchaser, such Transferred Employee shall receive credit for his service with Seller prior to the Closing for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) under the employee benefit plans and arrangements of Purchaser, but only to the extent such service was given credit under the Seller Benefit Plans.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Transferred Employee or the funding of any such benefit.  Subject to the approval of any insurance carrier, third party provider or the like with reasonable best efforts of Purchaser, Purchaser will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that each Transferred Employee and his covered dependents have as of the later of the Closing Date or the date on which such Transferred Employee commences employment by Purchaser, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to such Transferred Employee to the same extent waived or satisfied under Seller’s Employee Benefit Plans; provided, however, that nothing in this sentence shall limit the ability of Purchaser from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Transferred Employees or Contractors, as the case may be, in a substantially similar manner as employees or contractors of Purchaser are treated.

6.5.2           Nothing in this Section 6.5 is intended to alter the terms and conditions or character of any existing employment relationship between Seller and any Business Employee.

6.5.3           Purchaser shall not take any action which would subject Seller, or any of its Subsidiaries, to liability under the WARN Act and the regulations promulgated thereunder or under California Labor Code Sections 1400-1408 or the equivalent statutes under and other applicable state Law.

6.5.4           No provision of this Section 6.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Purchaser and no provision of this Section 6.5 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or any plan or arrangement which may be established by Purchaser or any of its Affiliates.

6.6           Transfer Taxes; Expenses.  All transfer Taxes (not including income Taxes) incurred in connection with the transactions contemplated by this Agreement (and the cost of preparing any Tax Returns related to transfer Taxes) shall be paid by Seller.  All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Transferred Assets or the Business for a taxable period which includes the Closing Date shall be apportioned between Purchaser and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date. To the extent that any portion of a pro-rated Tax or allocated transfer Tax is paid or required by Law to be paid by one Party hereto but required by the foregoing to be borne by another Party hereto, such other Party shall pay or reimburse the Tax-paying Party for the proper portion of the Tax required to be so borne upon notice from the Tax-paying Party of the amount of such Tax required to be paid or reimbursed.  Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Taxes subject to this Section 6.6 that are required by Law to be filed by such Party, and shall pay to the relevant Governmental Entity all such Taxes that are required to be paid by such Party (subject to such reimbursement as provided for herein).

6.7           Financing.  Purchaser covenants that, at Closing and in any event no later than the Termination Date, Purchaser will have sufficient funds to consummate the transactions contemplated by the Transaction Documents.  Purchaser acknowledges and agrees that Purchaser’s obligation to consummate the transactions contemplated by this Agreement are not contingent upon the consummation of any financing transaction.

6.8           No Solicitation or Negotiations.  Seller shall not nor shall it authorize or permit any of its officers, directors or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (a) solicit, initiate, encourage or facilitate the submission of, an offer to acquire the Business or any material portion thereof, or greater than a majority of the Transferred Assets, pursuant to a merger, consolidation, asset purchase, stock purchase or other business combination transaction (an “Alternative Proposal”), or (b) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate knowingly the making of any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Proposal. In the event that Seller receives a written or oral inquiry expressing interest in an Alternative Proposal from any third party, Seller shall immediately, by electronic mail, notify Purchaser in writing of such inquiry.

6.9           Non-Solicitation/Covenant Not to Hire.

6.9.1           Covenant Not to Hire.  Unless the Parties otherwise mutually agree in writing, Seller and its Affiliates agree that they will not, and will not permit their Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, (a) hire or attempt to hire, on any of their behalves or on behalf of any other Person, any Transferred Employee, or (b) otherwise encourage any Transferred Employee to leave the employ of Purchaser; provided, however, that this Section 6.9.1 shall not apply to Transferred Employees who have ceased to remain in service to Purchaser, as employees or consultants or otherwise, for ninety (90) or more days.

6.9.2           Non-Solicitation.  Unless the Parties otherwise mutually agree in writing, the Parties agree that they will not, and they will not permit their Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly, or by assisting others, solicit or attempt to solicit on any of their behalves or on behalf of any other Person any employee of the other Party or its Affiliates, except to the extent that Purchaser is permitted to continue to employ Business Employees as contemplated by Section 6.5 above; provided, however, that the provisions of this Section 6.9.2 will not apply to general solicitations of potential employees (e.g., general newspaper advertisements or website job postings) that are not specifically targeted to the employees of the other Party or otherwise intended to circumvent the provisions of this Section 6.9.2.

6.9.3           Injunctive Relief.  The Parties hereby agree that any remedy at law for any breach of the provisions contained in this Section 6.9 may be inadequate and that the non-breaching Party will be entitled to seek injunctive relief in addition to any other remedy such Party might have under this Agreement.

6.10         Broker’s Fees.  Seller and Purchaser each agree to pay and hold the other Party harmless with respect to any fee due to any broker, finder or investment banker engaged by such Party in connection with the transactions contemplated by this Agreement.

6.11         Confidentiality.  Purchaser confirms that it has entered into the Confidentiality Agreement between Seller and Purchaser dated as of September 20, 2006 (the “NDA”) and that it is bound by, and will abide by, the provisions of the NDA.  If this Agreement is terminated, the NDA will remain in full force and effect.

6.12         Trademarks; Tradenames.  After the Closing, Purchaser shall not, and shall not permit its Subsidiaries to, use any of the marks or names set forth on Schedule 6.12.  This Section 6.12 shall not prohibit Purchaser from fair use (as that term is interpreted under federal trademark Law) of the name “Wireless Facilities” (for example, the right to use the name “Wireless Facilities” to describe Purchaser’s acquisition of the Business pursuant to this Agreement).

6.13         Access.

6.13.1         Purchaser’s Access.  On and after the Closing Date, Seller will afford promptly to Purchaser and its accountants, attorneys, agents and representatives full and complete access to its properties, books, records, documents, employees, directors and auditors to the extent reasonably necessary or appropriate to permit Purchaser to (a) determine any matter relating to Purchaser’s rights and obligations hereunder, (b) complete and/or initiate any and all financial audits necessary or appropriate for Purchaser’s business, operations and financial reporting purposes, and (c) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings related to an Assumed Liability and arising from the operation of the Business prior to the Closing Date or to a third party (including Governmental Entity) complaint, audit, investigation, action or proceeding covered by Section 11.1 as to which Seller has not assumed the defense pursuant to Section 11.3; provided, however, that any such access by Purchaser shall not unreasonably interfere with the conduct of Seller’s business.

6.13.2         Seller’s Access.  On and after the Closing Date, Purchaser will afford promptly to Seller and its accountants, attorneys, agents and representatives full and complete access to their properties, books, records, documents, employees, directors and auditors to the extent reasonably necessary or appropriate to permit Seller to (a) determine any matter relating to Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date, (b) complete and/or initiate any and all financial audits necessary or appropriate for Seller’s business, operations and financial reporting purposes, and (c) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings, including any and all stockholder derivative and/or class action litigation, including In re Buy.com, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6323, In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH, In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No. 04CV1663-JAH and In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253, and inquiries and investigations by the U.S. Securities and Exchange Commission (the “SEC”), In re Wireless Facilities, Inc. v. Nadeem Haider and Celcite Management Solutions, LLC, whether or not in existence as of the Closing Date; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser; provided, further, that Seller may retain copies of such Books and Records that are reasonably necessary or appropriate to respond to, prepare for, or produce such properties, books, records and employees in connection with any existing third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal proceeding or arbitration.  Without limiting the foregoing, Purchaser will provide full cooperation with respect to issues relating to, arising under or resulting from Seller’s ongoing stockholder derivative and/or class action litigation and SEC investigation, including: (x) assisting in making employees of Purchaser reasonably available for deposition testimony; and (y) preserving and delivering original copies of, and providing reasonable access to, any and all properties, books, records, documents relating to, arising under or resulting from Seller’s ongoing stockholder derivative and/or class action litigation and SEC investigation.  Seller shall be responsible for all reasonable out-of-pocket costs incurred by Purchaser and its Subsidiaries in complying with this Section 6.13.2, including copying, delivery and telephone charges and shall provide Purchaser with reasonable compensation for the salary and benefits associated with any employees who devote a significant portion of any calendar year assisting Seller pursuant to this Section 6.13.2.

6.14         Covenant Not to Compete.  For a period of five (5) years following the Closing Date, Seller hereby agrees not to, either on its own account or in conjunction with or on behalf of any Person, carry on or be engaged, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise, in the United States in the delivery of products or services, whether directly or as a subcontractor to a vendor or any other Person, that are competitive with the Business as conducted on the Closing Date; provided, however, Seller shall in no way be restricted from engaging in or carrying on (a) such activities for Governmental Entities through its WFI Government Services, Inc. entity in connection with the non-commercial activities of such Governmental Entities, such as, but not limited to, military and police functions or (b) non-engineering consulting services to commercial wireless carriers regarding spectrum relocation and clearing matters relating to applicable Laws.  While the restrictions contained in this Section 6.14 are considered by the Parties to be reasonable in all the circumstances for the protection of the interests of Purchaser, it is recognized that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.  The Parties hereby agree that any remedy at Law for any of breach by Seller of any of the provisions contained in this Section 6.14 may be inadequate and that Purchaser will be entitled to seek injunctive relief in addition to any other remedy Purchaser may have under this Agreement.

6.15         Post-Closing Financial Statements.  Seller shall use its best efforts to deliver to Purchaser no later than sixty (60) days after the Closing, the financial statements for the Business as of and for the years that, pursuant to Rule 3-05(b) of Regulation S-X under the Securities Act of 1933, as amended, Purchaser will be required to file with the SEC on Form 8-K as a result of the transactions contemplated by this Agreement (the “Required Post-Closing Financial Statements”). The Required Post-Closing Financial Statements, when delivered, will be accurate and complete in all material respects and present fairly in all material respects the financial position of the Business on a stand-alone basis as of the respective dates thereof and the results of operations and cash flows of the Business on a stand-alone basis for the periods covered thereby.  The Required Post-Closing Financial Statements will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.  Seller shall use its best efforts to assist with obtaining all the consents required from accounting firms for Purchaser to file the Required Post-Closing Financial Statements with the SEC no later than seventy-five (75) days after the Closing Date.

6.16         Notices of Certain Events; Continuing Disclosure.  After the date of this Agreement, Seller shall promptly notify Purchaser of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge threatened against, or relating to or involving or otherwise affecting Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed.  Until the Closing Date, Seller shall have the continuing obligation to promptly advise Purchaser with respect to any matter hereafter arising or discovered that at such time Seller reasonably believes that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or would, or would be reasonably likely to, constitute a breach or prospective breach of this Agreement by Seller.  No notice pursuant to this Section 6.16 shall affect any representation or warranty given by Seller hereunder or any of Purchaser’s rights under this Agreement.

6.17         Future Financing.  Purchaser shall use its commercially reasonable best efforts to consummate a subsequent financing to repay the outstanding principal and accrued and unpaid interest on the Note prior to the Maturity Date (as such term is defined in the Note).

ARTICLE 7

RESERVED

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.1.1           No Proceedings.  No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; provided, however, that prior to asserting this condition, Purchaser shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree.

8.1.2           Governmental Consents.  All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made.

8.1.3           Representations and Warranties.  The representations and warranties of Seller set forth in Article 4 must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a Material Adverse Effect on the Business (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and Purchaser shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

8.1.4           Performance of Obligations of Seller.  Seller must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

8.1.5           Opinion of Counsel.  Purchaser must have received from counsel to Seller an opinion in form and substance as set forth in Exhibit A, addressed to Purchaser, and dated as of the Closing Date (the “Legal Opinion”).

8.1.6           Transition Services Agreement.  Seller must have executed and delivered to Purchaser a counterpart of the Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”).

8.1.7           [Intentionally Omitted].

8.1.8           FIRPTA Certificate.  Purchaser shall have received a certificate, signed by Seller under penalties of perjury, substantially in the form attached hereto as Exhibit D, (the “FIRPTA Certificate”).

8.1.9           Secretary Certificate of Seller.  A certificate executed by the Secretary or any Assistant Secretary of Seller, dated the Closing Date, certifying as to (a) the good standing of Seller in its jurisdiction of organization, (b) the certificate of incorporation of Seller and (c) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Seller.

8.1.10         Material Adverse Effect.  No event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business shall have occurred after the date of this Agreement.

8.1.11         Employment Offer Letters.  The following shall have executed and delivered to Purchaser employment offer letters with Purchaser containing customary non-competition and non-solicitation provisions, substantially in the form attached as Exhibit E hereto (the “Employment Offer Letters”):

(a)           at least seventy-five percent (75%) of the Business Employees listed on Schedule 8.1.11 under the heading “Key Employees”;

(b)           at least seventy percent (70%) of the Business Employees listed on Schedule 8.1.11 under the heading “RF Group”; and

(c)           at least seventy-five percent (75%) of the Business Employees listed on Schedule 8.1.11 under the headings “LMR Group,” “Broadband and In Building Group” and “FNE Group”.

8.1.12         Assignment Consents; Bank Consent and Release.  Seller shall have delivered to Purchaser:  (i) all Assignment Consents, in a form and on terms reasonably acceptable to Purchaser, for each of the Contracts listed in Schedule 8.1.12 and (ii) duly executed UCC termination statements or amendments to UCC statements, in a form and on terms reasonably acceptable to Purchaser, releasing the existing security interests of any of the lenders under the Contract listed as item 13 of Schedule 4.11 in the Transferred Assets.

8.1.13         Customer Certification.  Purchaser shall have received a certificate from Seller that, to the best of its Knowledge, no customer listed on Schedule 8.1.13 will cease to do business with Purchaser after, or as a result of, consummation of the transactions contemplated under this Agreement (the “Customer Certification”).

8.1.14         Subcontracting Agreements; Related Documents.  Seller shall have delivered to Purchaser the Subcontracting Agreements and Related Documents listed on Schedule 8.1.14(i) and Schedule 8.1.14(iii), respectively.

8.1.15         Employee Leasing Agreement.  Seller must have executed and delivered to Purchaser a counterpart of the Employee Leasing Agreement, in substantially the form attached hereto as Exhibit I.

8.1.16         Note.  Seller must have executed and delivered to Purchaser a counterpart of the Note in the final form as approved by the Seller as of the date hereof and attached as Exhibit J hereto.

8.1.17         Subordination Agreement.  Seller must have executed and delivered to Purchaser and Bank of America, N.A., a counterpart of the Subordination Agreement in the final form as approved by the Seller as of the date hereof and attached as Exhibit K hereto (the “Subordination Agreement”).

8.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.2.1           No Proceedings.  No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; provided, however, that prior to asserting this condition, Seller shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree.

8.2.2           Governmental Consents.  All consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made.

8.2.3           Representations and Warranties.  The representations and warranties of Purchaser set forth in Article 5 must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), and Seller shall have received a certificate signed by a duly authorized officer of Purchaser to the foregoing effect.

8.2.4           Performance of Obligations by Purchaser.  Purchaser must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser to the foregoing effect.

8.2.5           Transition Services Agreement.  Purchaser must have executed and delivered to Seller the Transition Services Agreement.

8.2.6           [Intentionally Omitted].

8.2.7           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Purchaser, dated as of the Closing Date, as to (a) the good standing of Purchaser in its jurisdiction of organization and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Purchaser.

8.2.8           Employment Offer Letters.  Purchaser shall have executed and delivered to Seller the Employment Offer Letters.

8.2.9           Subcontracting Agreements.  Purchaser shall have delivered to Seller the Subcontracting Agreements listed on Schedule 8.1.14(ii).

8.2.10         Employee Leasing Agreement.  Purchaser must have executed and delivered to Seller a counterpart of the Employee Leasing Agreement.

8.2.11         Subordination Agreement.  Purchaser and Bank of America, N.A. must have executed and delivered to Seller a counterpart of the Subordination Agreement.

8.2.12         Note.  Purchaser shall have delivered to Seller a fully executed original of the Note.

ARTICLE 9

CLOSING

9.1           Closing; Time and Place.  The closing of the transactions provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, at 10:00 A.M. on the first (1st) Business Day after the day on which all of the conditions to closing set forth in Article 8 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the Parties may agree (the “Closing Date”).

9.2           Deliveries by Seller.  At the Closing, Seller shall (a) take all steps necessary to place Purchaser in actual possession and operating control of the Business and the Transferred Assets and (b) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

9.2.1           General Assignment and Bill of Sale; Assignment of Intellectual Property.  General Assignment and Bill of Sale covering all of the applicable Transferred Assets, substantially in the form attached hereto as Exhibit F and the Assignment of Intellectual Property covering all of the applicable Transferred Intellectual Property, substantially in the for attached hereto as Exhibit H.

9.2.2           Assignment and Assumption Agreement.  Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption”).

9.2.3           Officer’s Certificate.  A certificate executed by an authorized officer of Seller as to compliance by Seller with the conditions set forth in Sections 8.1.3 and 8.1.4.

9.2.4           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Seller, dated as of the Closing Date, certifying as to (a) the good standing of Seller in its jurisdiction of incorporation, (b) the certificate of incorporation of Seller and (c) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Seller.

9.2.5           Transition Services Agreement.  The Transition Services Agreement.

9.2.6           [Intentionally Omitted].

9.2.7           FIRPTA Certificate.  The FIRPTA Certificate.

9.2.8           Employment Offer Letters.  The Employment Offer Letters.

9.2.9           Assignment Consents.  The Assignment Consents for each of the Contracts listed in Schedule 8.1.12.

9.2.10         Customer Certification.  The Customer Certification.

9.2.11         Legal Opinion.  The Legal Opinion.

9.2.12         Subcontracting Agreements; Related Documents.  The Subcontracting Agreements and Related Documents listed on Schedule 8.1.14(i) and Schedule 8.1.14(iii), respectively.

9.2.13         Employee Leasing Agreement.  The Employee Leasing Agreement.

9.2.14         Subordination Agreement.  The Subordination Agreement.

9.2.15         Note.  A signed counterpart of the Note.

9.2.16         Other Conveyance Instruments.  All other documents required to be entered into or delivered by Seller at or prior to the Closing pursuant to this Agreement or reasonably requested by Purchaser to consummate the transactions contemplated by this Agreement.

9.3           Purchaser Closing Deliveries.  On the Closing, Purchaser will deliver, or cause to be delivered to Seller the following:

9.3.1           Payment.  Payment of the cash portion of the Purchase Price in accordance with Section 3.1.

9.3.2           Note.  The Note.

9.3.3           Assignment and Assumption.  Documents evidencing the assumption of the Assumed Liabilities, including the Assignment and Assumption.

9.3.4           Officer’s Certificate.  A certificate of an authorized officer of Purchaser as to compliance with the conditions set forth in Sections 8.2.3 and 8.2.4.

9.3.5           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Purchaser, dated as of the Closing Date, as to (a) the good standing of Purchaser in its jurisdiction of incorporation and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Purchaser.

9.3.6           Transition Services Agreement.  The Transition Services Agreement.

9.3.7           [Intentionally Omitted].

9.3.8           Employment Offer Letters.  The Employment Offer Letters.

9.3.9           Subcontracting Agreements.  The Subcontracting Agreements listed on Schedule 8.1.14(ii).

9.3.10         Employee Leasing Agreement.  The Employee Leasing Agreement.

9.3.11         Subordination Agreement.  The Subordination Agreement executed by Purchaser and Bank of America, N.A.

9.3.12         Other Instruments.  All other documents required to be entered into or delivered by Purchaser at or prior to the Closing pursuant to this Agreement or reasonably requested by Seller to consummate the transactions contemplated by this Agreement.

ARTICLE 10

TERMINATION

10.1         Termination.  This Agreement may be terminated prior to the Closing as follows:

10.1.1         in writing by mutual consent of the Parties;

10.1.2         by Seller, by written notice from Seller to Purchaser, if Purchaser (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date, other than its covenant set forth in the first sentence of Section 6.7, as to which Seller’s sole remedy for Purchaser’s failure to perform shall be the right to terminate this Agreement pursuant to Section 10.1.3 and to receive the fee specified in Section 10.3, which failure is not cured within ten (10) Business Days after Seller has notified Purchaser in writing of its intent to terminate this Agreement by specifying the failure claimed and the corrective actions requested or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, other than its representation and warranty set forth in Section 5.5, as to which Seller’s sole remedy for Purchaser’s breach shall be the right to terminate this Agreement pursuant to Section 10.1.3 and to receive the fee specified in Section 10.3, which breach is not cured within ten (10) Business Days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this Section 10.1.2 specifying the breach claimed and the corrective actions requested;

10.1.3         by Seller, by written notice to Purchaser, if the Closing has not occurred within forty-five (45) days of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1.3 shall not be available to Seller if (a) all of the conditions to the obligations of Purchaser set forth in Section 8.1 have not been satisfied on or prior to such date, or (b) Purchaser has not directly caused the failure of the Closing to occur on or prior to such date; provided, however, that the inability to pay the Purchase Price at Closing, for whatever reason other than the failure of the Seller to comply with Sections 8.1.16 or 8.1.17, shall be deemed to be a direct cause by Purchaser of the failure to close for purposes of this Section 10.1.3.

10.1.4         by Purchaser, by written notice from Purchaser to Seller, if Seller (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date which failure is not cured within ten (10) Business Days after Purchaser has notified Seller in writing of its intent to terminate this Agreement by specifying the failure claimed and the corrective actions requested or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) Business Days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this Section 10.1.4 specifying the breach claimed and the corrective actions requested; or

10.1.5         by Purchaser, by written notice to Seller, if the Closing has not occurred within ninety (90) days of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1.5 shall not be available if Purchaser’s failure to comply in any material respect with any obligation under this Agreement (including, without limitation, Purchaser’s inability to pay the Purchase Price on or prior to such date so long as such inability to pay is not a result of or caused by the failure of one or more of the conditions set forth in Sections 8.1.1 through 8.1.17) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

10.2         Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 10, except as provided in the following sentence, this Agreement will forthwith become void, the Parties shall have no obligations to each other and there will be no liability on the part of any Party to the other Party under this Agreement.  The provisions of Section 6.11 (Confidentiality), Section 10.3 (Termination Fee), Section 12.1 (Notices), Section 12.2 (Amendment and Waivers), Section 12.3 (Expenses), Section 12.6 (Governing Law), Section 12.7 (Arbitration), Section 12.12 (Attorney’s Fees), Section 12.14 (Public Announcements) and this Section 10.2, will survive any termination of this Agreement and the Parties will continue to be bound thereby.  Notwithstanding the provisions of the first sentence of this Section 10.2, except as provided in Section 10.3, nothing contained in this Agreement will relieve any Party from liability for any willful and intentional breach of this Agreement.

10.3         Termination Fee.  If Seller terminates this Agreement pursuant to Section 10.1.3, Purchaser shall promptly pay Seller a termination fee equal to Two Million Dollars ($2,000,000), which shall constitute Seller’s sole and exclusive remedy with respect to all matters relating to, or arising under, this Agreement except for any breach by Purchaser of Sections 6.11, 10.3, 12.1, 12.2, 12.3, 12.7, 12.12 and 12.14 of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1         Indemnification Obligations of Seller.  Seller will indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any and all Damages to the extent arising out of or relating to:

11.1.1         any breach of the representations and warranties made by Seller in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.5.3 (Financial Information),

Section 4.8.2 (Transferred Unbilled Accounts Receivable), Section 4.9 (Legal Proceedings), Section 4.12 (Tax Returns; Taxes), Section 4.13 (Seller Benefit Plans) and Section 4.14 (Employees and Contractors);

11.1.2         any breach of any covenant, agreement or undertaking made by Seller in this Agreement or any Seller Ancillary Documents, if Seller fails to cure the breach within a reasonable period of time (not to exceed thirty (30) days) following receipt of written notice of the breach from Purchaser;

11.1.3         any Excluded Assets or Excluded Liabilities;

11.1.4         any fraud or willful misconduct of Seller in connection with this Agreement or any Seller Ancillary Documents;

11.1.5         any (i) Taxes with respect to the Transferred Assets or the Business with respect to any taxable period or portion of a taxable period ending on or before the Closing Date; (ii) Taxes of Seller or any Affiliate of Seller other than Taxes described in clause (i) of this Section 11.1.5; and (iii) any Taxes or fees described in Section 6.6 of this Agreement (amounts described in clauses (i), (ii) or (iii) being referred to hereinafter as “Indemnified Taxes”); or

11.1.6         any of Seller’s obligations under any of the Purchaser Subcontracting Agreements.

11.2         Indemnification Obligations of Purchaser.  Purchaser will indemnify and hold harmless Seller Indemnified Parties from, against and in respect of any and all Damages to the extent arising out of or relating to:

11.2.1         any breach of the representations and warranties made by Purchaser in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.4 (Legal Proceedings);

11.2.2         any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Documents, if Purchaser fails to cure the breach within a reasonable period of time (not to exceed thirty (30) days) following receipt of written notice of the breach from Seller;

11.2.3         any fraud or willful misconduct of Purchaser in connection with this Agreement or any Purchaser Ancillary Documents;

11.2.4         any Transferred Assets (but excluding any Excluded Liabilities relating thereto) or Assumed Liabilities;

11.2.5         the operation of the Business by Purchaser after the Closing Date; or

11.2.6         any of Purchaser’s obligations under any of the Seller Subcontracting Agreements.

11.3         Indemnification Procedure for Third Party Claims.  Promptly after receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Damages, such Indemnified Party will notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, within ten (10) days after written notice delivered to the Indemnified Party, to assume full responsibility for any Damages (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then the Indemnifying Party will pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any audit, investigation, action or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at the Indemnified Party’s own expense.  The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

11.4         Settlement or Compromise.  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (a) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.3 or (b) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

11.5         Payment.  If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder; provided, however, that if at any time prior to the Escrow Release Date (a) Purchaser and Seller have not entered into the Escrow Agreement as provided in Section 11.9.5 and (b) Seller is the Indemnifying Party and the Note is outstanding, then Purchaser shall offset the outstanding principal and accrued and unpaid interest of the Note as of such time with an amount equal to the Damages that are subject of the claim; provided further, however, that the aggregate amount of any offset under the Note, together with the aggregate amount of any and all prior offset amounts under the Note, shall not exceed One Million Dollars ($1,000,000).  If Purchaser shall be entitled to offset the principal amount of the Note pursuant to this Section 11.5, the Note shall be automatically amended in accordance with its terms to reflect the revised outstanding principal amounts under the Note. Subject to the limitations set forth in this Section 11.5, if all of the outstanding principal amount and accrued and unpaid interest of the Note equal an amount less than the amount of the Damages subject to the claim under this Section 11.5, then all remaining principal amount and interest under the Note shall be offset and Seller shall pay to Purchaser in immediately available funds an amount equal to the balance of the claim in accordance with this Section 11.5.

11.6         Claims Period.  Any and all claims and causes of action for indemnification under this Article 11 must be made prior to the termination of the applicable claims period set forth in this Section 11.6.

11.6.1         The representations and warranties of Seller in Section 4.12 (Tax Returns; Taxes) shall survive until thirty (30) days following expiration of the applicable statute or similar period of limitations, as will claims for indemnification for Indemnified Taxes as defined in Section 11.1.5;

11.6.2         The representations and warranties of Seller contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.5.3 (Financial Information), Section 4.8.2 (Transferred Unbilled Accounts Receivable), Section 4.9 (Legal Proceedings), Section 4.13 (Seller Benefit Plans) and Section 4.14 (Employees and Contractors) shall survive until the Escrow Release Date;

11.6.3         The representations and warranties of Purchaser contained in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.4 (Legal Proceedings) shall survive until the Escrow Release Date; and

11.6.4         The claims for indemnification under Sections 11.1.2, 11.1.3, 11.1.4 and 11.1.6 and Sections 11.2.2, 11.2.3, 11.2.4, 11.2.5 and 11.2.6 shall survive the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable claims period, an Indemnifying Party is properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

11.7         Liability Thresholds.  Notwithstanding anything in this Article 11 to the contrary, neither Purchaser on the one hand, nor Seller on the other hand, shall be liable to the other under Section 11.1 or Section 11.2, respectively, unless the total amount of Damages with respect to all claims against Purchaser or Seller, as applicable, exceeds One Hundred Thousand Dollars ($100,000) (the “Basket Amount”), and once the amount of Damages against Purchaser or Seller, as applicable, in respect to such claims exceeds the Basket Amount, Purchaser or Seller, as applicable, shall be entitled to recover the entire amount of Damages so determined; provided, however, that this limitation shall not apply to Damages resulting from or arising out of fraud, intentional misrepresentation or an intentional breach of warranty on the part of Seller, nor shall it apply to Damages for breaches of the representations and warranties contained in Section 4.12 (Tax Returns; Taxes) or for Indemnified Taxes as defined in Section 11.1.5.  Amounts paid by a Party pursuant to Section 3.3 (Purchase Price Adjustments) will not be considered damages subject to, and will not be counted toward, the Basket Amount specified in this Section 11.7.

11.8         Liability Cap.  Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount to which the Purchaser Indemnified Parties on the one hand, or the Seller Indemnified Parties on the other hand, may be entitled with respect to claims under Section 11.1.1 or Section 11.2.1 shall be One Million Dollars ($1,000,000); provided, however, that this limitation shall not apply to Damages resulting from or arising out of breaches of the representations and warranties made by Seller in Section 4.9 (Legal Proceedings) or Section 4.12 (Tax Returns; Taxes), fraud, intentional misrepresentation or an intentional breach of warranty on the part of Seller.  Subject to the applicable dollar cap set forth in Section 11.5 and this Section 11.8, the amount of any Damages payable by Seller shall be offset against the outstanding principal amount and accrued and unpaid interest of the Note in accordance with Section 11.5.  Amounts paid by a Party pursuant to Section 3.3 (Purchase Price Adjustments) will not be considered Damages subject to, and will not be counted toward, the liability cap specified in this Section 11.8.

11.9         Other Provisions Concerning Indemnification.

11.9.1         Neither Party will be liable to the other Party for any indirect, consequential, incidental, special or punitive damages or similar items in connection with this Agreement; provided, however, that this limitation shall not apply to claims for Damages resulting from or arising out of fraud or willful misconduct on the part of either Party.  Notwithstanding the foregoing, nothing in this Section 11.9 is intended to limit the indemnity obligations of any Party pursuant to Article 11 with respect to third party claims.  Amounts paid by a Party pursuant to Section 3.3 (Purchase Price Adjustments) will not be subject to the liability exclusion specified in this Section 11.9.

11.9.2         The right of each Party to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations of the other Party herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by such Party with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.

11.9.3         Any payment made by Purchaser, Seller or any of their respective Affiliates pursuant to this Article 11 shall, to the extent permissible under applicable Law, be treated as an adjustment to Purchase Price for all relevant Tax purposes.

11.9.4         To the extent that any provisions of this Article 11 conflict with any provisions in the Employee Leasing Agreement that relate to indemnification rights or obligations, the provisions of the Employee Leasing Agreement shall control.

11.9.5         If, at any time prior to January 31, 2008 (the “Escrow Release Date”) Purchaser is required under the terms of the Note to prepay all or a portion thereof, and, as a result of such prepayment, the outstanding balance of the Note would be less than One Million Dollars ($1,000,000) minus any amounts against which Purchaser has exercised its set off rights under the Note pursuant to this Section 11 (the “Escrow Amount”), simultaneously with such prepayment (i) Purchaser and Seller shall enter into the Escrow Agreement in substantially the form attached hereto as Exhibit C with the Escrow Agent and (ii) Purchaser shall deliver to the Escrow Agent by wire transfer of immediately available funds a portion of such prepayment in an amount equal to the Escrow Amount, which delivery shall be deemed to constitute a payment of the Escrow Amount to Seller.  The Escrow Amount shall serve as an escrow for indemnification claims pursuant to Section 11.1.  Any amount remaining in the Escrow Account (as defined in the Escrow Agreement) on the Escrow Release Date and not reserved in connection with claims for indemnification pursuant to Section 11.1 and the Escrow Agreement shall be disbursed to Seller at such time.

11.10       Remedy.  Except for any equitable relief, including injunctive relief or specific performance, to which any Party hereto may be entitled, from and after the Closing, the indemnification rights provided in this Article 11 will be the sole and exclusive remedy of each Party hereto and each of their respective Affiliates and their officers, directors, employees, stockholders, agents or representatives with respect to this Agreement, and no Party shall be entitled to rescission of the Agreement; provided, however, the foregoing will in no way limit the rights of an Indemnified Party for any fraud or intentional misconduct by a Party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1         Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and will be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Seller:	Wireless Facilities, Inc.
Attention: James Edwards, Esq.
Bridge Pointe Corporate Center
4810 Eastgate Mall

San Diego, CA 92121
Phone: (858) 228-2000
Fax: (858) 523-5941
With a copy
(not constituting notice) to:	Morrison & Foerster LLP
Attention: Scott M. Stanton, Esq.
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Phone: (858) 720-5100
Fax: (858) 720-5125

If to Purchaser:	LCC International, Inc.
Attention: Peter A. Deliso, Esq.
7925 Jones Branch Drive
McLean, VA 22102
Phone: (703) 873-2000
Fax: (703) 873-2900
With a copy
(not constituting notice) to:	Hogan & Hartson L.L.P.
Attention: Lorraine Sostowski, Esq.
555 13th Street, NW
Washington, DC 200004
Phone: (202) 637-5600
Fax: (202) 637-5910

or to such other representative or at such other address of a Party as such Party may furnish to the other Party in writing.  Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

12.2         Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, and in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.3         Expenses.  Except as otherwise expressly provided herein, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense.

12.4         Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, the Parties shall have the right, in such Party’s sole discretion, to transfer its rights and obligations under this Agreement (a) to a corporation or other entity directly or indirectly wholly-owned by such transferring Party, provided that the transferring Party shall remain bound by its obligations under this Agreement and (b) in connection with a merger of such Party with another Person or the sale of substantially all of the assets of such Person, provided that the successor to such merger or the transferee, as applicable, remain bound by all the obligations of such Party hereunder, including without limitation, under Sections 6.9 and 6.14.

12.5         Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

12.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

12.7         Arbitration.  Except with respect to matters described in Section 6.9 and Section 6.14, if a dispute arises between the Parties relating to the interpretation or performance of this Agreement, with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in New York, New York, before JAMS/ENDDISPUTE or its successor and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect at that time, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute.  The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable Law.

Each Party shall initially bear its own costs and legal fees associated with such arbitration and Purchaser and Seller shall initially split the cost of the arbitrators, but the prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing Party in connection with such arbitration.

The decision of the arbitrators shall be final; provided, however, that if either Party is dissatisfied with the a decision of less than a unanimous decision of the panel of arbitrators, such dissatisfied Party may appeal the final award in accordance with JAMS’ Optional Arbitration Appeal Procedures.  The final award from either a unanimous arbitration panel or the JAMS’ Appeal Procedures may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party.  The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason.  The Parties may seek injunctive or other relief (including, without limitation, Damages) for matters related to Sections 6.9 and 6.14 in any court of competent jurisdiction.

The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages.  The final award shall binding on the Parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards (9 U.S.C. Section 1, et. seq.).

12.8         Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Except for the rights of the Seller Indemnified Parties and the Purchaser Indemnified Parties, no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

12.9         Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, and the Nondisclosure Agreement by and between Seller and Purchaser collectively constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement, including, without limitation, the letter of intent previously executed by Seller and Purchaser.

12.10       Captions.  The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

12.11       Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party hereto.  Upon such determination that any provision is invalid, illegal or unenforceable, the Parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

12.12       Attorneys’ Fees.  Subject to Section 12.7, should suit be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing Party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

12.13       Construction.  The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the Party drafting such agreement, certificate or document.  Each reference herein to a law, statute, regulation, document, agreement or contract will be deemed in each case to include all amendments thereto.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated.

12.14       Public Announcements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties will consult with one another regarding the timing and content of the initial public disclosure regarding this Agreement or the transactions contemplated hereby to the financial community, governmental entities, employees, customers or the general public and will use reasonable efforts to agree upon the text of any such announcement prior to its release. Until the Parties have issued a press release announcing this Agreement in accordance with the preceding sentence, no Party will issue any announcement or make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other Party, except to the extent required by Law.

12.15       Continued Cooperation.  In connection with the continued operation of the Transferred Assets between the date hereof and the Closing Date, Seller will confer in good faith on a regular and frequent basis with Purchaser regarding operational matters and the general status of on-going operations of the Business.  Each of the Parties acknowledges that the other Party does not and will not waive any rights it may have under this Agreement as a result of such consultations.  Following the Closing, each of the Parties will deliver to the others such further information and documents and will execute and deliver to the others such further instruments and agreements as the other Party will reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

LCC INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ DEAN DOUGLAS
Name:	Dean Douglas
Title:	President and CEO

SELLER:

WIRELESS FACILITIES, INC.,
a Delaware corporation

By:	/s/ JAMES R. EDWARDS
Name:	James R. Edwards
Title:	Senior VP, General Counsel and Secretary

EXHIBIT A

FORM OF LEGAL OPINION OF SELLER’S COUNSEL

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT C

FORM OF ESCROW AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT D

FORM OF FIRPTA CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT E

FORM OF EMPLOYMENT OFFER LETTER

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT F

FORM OF GENERAL ASSIGNMENT AND BILL OF SALE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT H

FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT I

FORM OF EMPLOYEE LEASING AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT J

PROMISSORY NOTE

EXHIBIT K

SUBORDINATION AGREEMENT